UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

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SYMETRA FINANCIAL CORPORATION

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Symetra Financial Corporation
777 108th Avenue NE, Suite 1200
Bellevue, Washington 98004-5135
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF SYMETRA FINANCIAL CORPORATION (the “Company”)

Date:	May 7, 2015
Time:	11:00 a.m. Pacific Time
Place:	Symetra Center - Check in at 12th Floor Reception 777 108th Avenue NE, 9th Floor Training Rooms Bellevue, Washington 98004
Matters to be voted on:

(1)To elect two Class II directors to serve until the 2018 annual meeting of stockholders of the Company;

(2)To hold an advisory (non-binding) vote to approve the Company’s executive compensation;

(3)To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm; and

(4)To consider and act upon any other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 12, 2015 will be entitled to notice of and to vote at the 2015 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) and at any adjournments or postponements thereof.

We are furnishing our proxy materials to you under Securities and Exchange Commission rules that allow public companies to deliver proxy materials to their stockholders on the Internet. On or about March 25, 2015 we sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) and provided access to our proxy materials over the Internet.

We encourage you to attend the Annual Meeting. However, it is important that your shares be represented whether or not you plan to attend. Even if you plan to attend the Annual Meeting, please vote, as instructed in the Notice, via the Internet or by telephone as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail.
David S. Goldstein
Senior Vice President, General Counsel and Secretary

Bellevue, Washington
March 25, 2015

PROXY STATEMENT
This Proxy Statement is being furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of Symetra Financial Corporation (“we,” “our,” “us,” “Symetra,” or the “Company”) to be voted at the 2015 Annual Meeting of Stockholders of the Company (the “Annual Meeting”). The Annual Meeting will be held in the 9th Floor Training Rooms of our Corporate Headquarters located at Symetra Center, 777 108th Avenue NE, Bellevue, Washington 98004 on May 7, 2015, at 11:00 a.m. Pacific Time, for the purposes set forth in the Notice of Annual Meeting of Stockholders.
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we have provided Internet access to this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2014. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice. If you request printed versions of these materials by mail, the materials will include the proxy card for the Annual Meeting.
Also, the Notice provides you with instructions on how to inform us to send our future proxy materials to you electronically by email or in printed form by mail. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Choosing to receive your future proxy materials by email will allow us to provide you with the information you need in a timely manner and save us the cost of printing and mailing documents to you.
Your choice to receive proxy materials by email or printed form by mail will remain in effect until you terminate it.
Copies of our 2014 Annual Report on Form 10-K and our 2014 Corporate Report are being furnished to each stockholder together with this Proxy Statement.

PROPOSAL 1 – ELECTION OF DIRECTORS
At the Annual Meeting, stockholders will be asked to elect two Class II directors to each hold office for a three-year term expiring at the annual meeting in 2018.
Directors are responsible for overseeing management of the Company’s affairs. Currently, the Board is comprised of seven directors divided into three classes, each of which serves a three-year term. Set forth below is information as of February 20, 2015 about each nominee and continuing director, including business experience and service as a director for any SEC-registered company for at least the last five years and any involvement in certain judicial or administrative proceedings for at least the last 10 years. There are no family relationships among our executive officers, the continuing directors and the nominees for director.

Director	Age	Term Expires

Class I
Peter S. Burgess	72	2017
Robert R. Lusardi	58	2017

Class II
Sander M. Levy	53	2015
Lowndes A. Smith	75	2015

Class III
David T. Foy	48	2016
Lois W. Grady	70	2016
Thomas M. Marra	56	2016

Director Qualifications and Board Diversity
The Nominating & Governance Committee is responsible for identifying and evaluating director candidates and recommending them to the Board for nomination and election by stockholders. In performing this role, the Nominating & Governance Committee has not established any specific minimum criteria or qualifications that a potential Board member must possess. Rather, the Nominating & Governance Committee considers a candidate’s independence, as well as factors such as integrity, skills, expertise, breadth of experience, knowledge about the Company’s business or industry, and willingness to devote adequate time and effort to Board responsibilities in the context of the existing composition and needs of the Board and its committees. The Nominating & Governance Committee also considers the candidate’s experience in relation to that of the other Board members and any other factors it deems appropriate, including, among other things, diversity. The Nominating & Governance Committee views diversity broadly, encompassing differing viewpoints, professional experience, industry background, education, geographical orientation and particular skill sets, as well as race and gender.

Director Nominees
Class II currently consists of two directors with terms expiring May 7, 2015. Upon recommendation of the Nominating & Governance Committee, the Board has proposed current Class II directors, Sander M. Levy and Lowndes A. Smith, to stand for reelection. Messrs. Levy and Smith are independent directors as defined in the listing standards of the New York Stock Exchange (the “NYSE”) and each has agreed to be named in this Proxy Statement and to serve if elected. If, as a result of currently unforeseen circumstances, any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person as the Board may select.

Director Nominees - Business Experience, Qualifications, Skills and Expertise
Sander M. Levy has been a director of Symetra since August 2004. He is a managing principal and co-founder of Bridge Growth Partners, LLC, a private equity investment firm. He was a founding partner of Vestar Capital Partners, a private equity firm, at its inception in 1988 and was managing director until April 2013. Earlier in his career, he was a member of the Management Buyout Group of The First Boston Corporation. He was a director of Duff & Phelps Corporation from 2007 to 2013 and of Validus Holdings, Ltd. (NYSE: VR) from 2005 to 2012. He received his B.S. degree from the Wharton School of the University of Pennsylvania and his M.B.A. degree from Columbia Business School. Mr. Levy was selected to be a director of the Company, and here now nominated to be a director of the Company, because of his accounting and financial background and his advisory experience for both publicly traded and private companies across various industries.

Lowndes A. Smith has been a director of Symetra since June 2007 and has served as chairman of the board since May 2009. Mr. Smith has served as managing partner of Whittington Gray Associates since 2003. Mr. Smith formerly served as vice chairman of The Hartford Financial Services Group, Inc. (“The Hartford”) and president and chief executive officer of Hartford Life Insurance Company until his retirement in 2002. He joined The Hartford in 1968. Mr. Smith also serves as chairman of the board of OneBeacon Insurance Group, Ltd. (NYSE: OB) and is a director of White Mountains Insurance Group, Ltd. (NYSE: WTM). Until September 2014, he was also a director of multiple investment companies in the mutual funds of The Hartford. He received his B.S. degree from Babson College. Mr. Smith was selected to be a director of the Company, and here now nominated to be a director of the Company, because of his more than 40 years of experience in the insurance industry, including the life and property and casualty industries, his demonstrated leadership capabilities, and his experience from having served on many publicly traded and private company boards in various capacities, including having served on the board of the American Council of Life Insurers and as chairman of the Connecticut Children’s Medical Hospital.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

Continuing Directors - Business Experience, Qualifications, Skills and Expertise
Peter S. Burgess has been a director of Symetra since June 2010. Since June 1999 he has served as an independent adviser on financial and governance issues to insurance companies and their audit committees. He previously spent 35 years at Arthur Andersen LLP as an accountant and partner until his retirement in 1999. He is also a trustee of John Hancock Funds overseeing approximately 240 mutual funds and a director of Lincoln Educational Services Corporation (NASDAQ: LINC). He was a director at PMA Capital Corporation from 2004 to 2010. Mr. Burgess received his B.S. degree from Lehigh University. Mr. Burgess was selected to be a director of the Company because of his accounting experience and role with respect to various insurance clients at Arthur Andersen LLP and because he adds valuable financial experience and judgment to the Board.
David T. Foy has been a director of Symetra since March 2004 and served as chairman of the board from August 2004 until May 2009. He has been executive vice president and chief financial officer of White Mountains Insurance Group, Ltd. since 2003. Previously, he was senior vice president and chief financial officer of Hartford Life, Inc., which he joined in 1993. He is also a director of OneBeacon Insurance Group, Ltd. (NYSE: OB). He received his B.S. degree from the Rochester Institute of Technology. Mr. Foy was selected to be a director of the Company because of his financial and analytical skills, which he has applied as chief financial officer of a publicly traded insurance holding company.
Lois W. Grady has been a director of Symetra since August 2004 and served as vice chairman of the board from May 2009 through April 2012. Ms. Grady served as executive vice president and director of Investment Products Services of Hartford Life, Inc. from 2002 until her retirement in April 2004 and as senior vice president and director of Investment Products Services of Hartford Life, Inc. from 1998 through 2002. She began her career with Hartford Life, Inc. in 1983. She is also a director of OneBeacon Insurance Group, Ltd. (NYSE: OB). Ms. Grady received her B.S. degree from Southern Connecticut State University. Ms. Grady was selected to be a director of the Company because of the breadth of her experience in and understanding of the financial services industry and her decision-making abilities, which she has applied in a variety of leadership roles in the financial services industry.
Robert R. Lusardi has been a director of Symetra since August 2005. Since January 2011 he has been chief executive officer and managing member of PremieRe Holdings LLC, a private insurance company. He was a director of Primus Guaranty, Ltd. (NYSE: PRS) from 2002 to 2011, where he was also senior advisor during 2010. He was also a director at OneBeacon Insurance Group, Ltd. (NYSE: OB) from August 2006 to February 2010. He was president and chief executive officer of White Mountains Financial Services LLC from February 2005 to February 2010. From 1998 to 2005 he was a member of the Executive Management Board of XL Capital Ltd. (now XL Group plc) (NYSE: XL), a multinational insurance company, where his duties included Group chief financial officer and chief executive officer of an operating segment. He received his B.A. and M.A. degrees from Oxford University and his M.B.A. from Harvard University. Mr. Lusardi was selected to be a director of the Company because of his comprehensive understanding of financial reporting requirements of a publicly traded financial services company.
Thomas M. Marra has been a director, chief executive officer and president of Symetra since June 2010 and director and president of Symetra Life Insurance Company since June 2010. He is also an officer and director of various affiliates of Symetra. Prior to joining Symetra, Mr. Marra served as senior advisor at the Boston Consulting Group in the North America Financial Services division from September 2009 until May 2010. Beginning in 1980, when he was an actuarial student, and until July 2009, Mr. Marra was with The Hartford Financial Services Group, Inc. (“The Hartford”). While at The Hartford, he held increasingly senior positions, most recently as president and chief operating officer, as well as holding various directorships with the parent company and its subsidiaries. He is currently a director of the American Council of Life Insurers (“ACLI”) and a past chairman of the board of the ACLI and of the Insured Retirement Institute. Mr. Marra is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. He received his B.S. degree from St. Bonaventure University. Mr. Marra was selected to be a director of the Company because of his over 30 years of experience in the life insurance industry and his proven leadership skills.

CORPORATE GOVERNANCE
The Board has adopted Corporate Governance Guidelines to provide a framework for its governance policies and practices. The full text of our Corporate Governance Guidelines, Code of Business Conduct, Insider Trading Policy, Independent Auditor Services Pre-Approval Policy and the charters of the Audit, Compensation, Finance and Nominating & Governance Committees can be found at www.symetra.com by clicking on “Investor Relations” and then “Governance.” Stockholders may also obtain copies of these documents free of charge by making a written request to the Company at the address shown on the cover of this Proxy Statement. Our Code of Business Conduct applies to all directors, officers and employees. Any changes to (other than technical, administrative or non-substantive amendments) and any waivers of our Code of Business Conduct for executive officers or directors may be made only by the Board or the Audit Committee. We intend to post any such changes or waivers on our website at the address given above.

Process for Selecting Director Nominees
The Company’s bylaws provide that the number of directors will be fixed from time to time by the Board. The Nominating & Governance Committee is responsible for assessing the Board’s composition and recommending changes in the size of the Board as circumstances and the needs of the Company change. The Nominating & Governance Committee also will make recommendations to the Board regarding nominees for director as provided in its charter and in accordance with the provisions of the Company’s Corporate Governance Guidelines. Consideration of a nominee for the Board involves a series of internal discussions, review of a nominee’s background and experience and interviews of the nominee. Candidates for nomination may be suggested by members of the Board, our officers or our stockholders. The Nominating & Governance Committee then will meet to consider and approve the final nominees and makes its recommendation to the Board to fill a vacancy or add an additional member or recommend a slate of nominees to the Board for nomination and election to the Board. The source for a recommendation does not affect the way in which the Nominating & Governance Committee performs its evaluation of a candidate. Director nominees recommended by the Nominating & Governance Committee, including for election at an annual meeting, are subject to approval by the Board before being formally nominated for approval by the stockholders. The Nominating & Governance Committee may use outside search firms and advisors to help identify director candidates and has sole authority to approve related fees and other retention terms.

Stockholder-Recommended Director Candidates
Stockholders recommending director candidates for consideration should send their recommendations to the attention of the Secretary at the address shown on the cover of this Proxy Statement. Stockholders who wish to nominate directors directly at an annual meeting in accordance with procedures in our bylaws should follow the instructions under “General Information About the Meeting - Submission of Stockholder Proposals for 2016 Annual Meeting” in this Proxy Statement.

Director Attendance
All directors are expected to attend each meeting of our Board and the committees on which they serve and also are expected to attend our annual meetings of stockholders. No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings held by all committees of the Board on which he or she served, in each case, during 2014. All of the incumbent directors attended the Company’s 2014 annual meeting of stockholders.

Director Independence
The relationship between each of our non-employee directors and the Company is examined at least annually. The Board has determined that Messrs. Burgess, Levy, Lusardi and Smith and Ms. Grady qualify as “independent” directors in accordance with NYSE and SEC requirements. In addition, the Board has determined that Mr. Foy is not an independent director due to Mr. Foy’s current service as executive vice president and chief financial officer of White Mountains Insurance Group, Ltd. White Mountains Insurance Group, Ltd. is a beneficial owner of 20,048,879 shares of our common stock. Mr. Marra does not qualify as an independent director because he is an employee of the Company.

Executive Sessions of Non-Management Directors
Non-management directors generally meet in executive session without Company management present as part of regularly scheduled Board meetings. Mr. Smith, chairman of the board, presides over these meetings.

Board Leadership
The Board’s current leadership structure separates the position of chief executive officer (“CEO”) and chairman of the board. Thomas M. Marra serves as our CEO and Lowndes A. Smith serves as our chairman of the board. We believe that separating these two positions is in the best interest of the Company because it enables Mr. Marra to guide our Company and manage the day-to-day complexities of our business, while enabling Mr. Smith to provide leadership at the Board level. Although the positions of CEO and chairman of the board are currently separate, the Board believes there is no single best organizational model for all circumstances, and the Board retains the authority to combine the positions of CEO and chairman of the board if it deems such action appropriate in the future. The Board’s administration of risk oversight has not affected the leadership structure of the Board.

Board Risk Oversight
The Company faces risk related to a variety of areas, including: interest rates; business strategy; financial condition; government regulation; investment portfolio management; development of new products and strategies; competition; distribution of our products; operations; and reputation, among other areas. For more information on these and other risks, as well as the Company’s risk management practices, please see the sections entitled “Risk Factors” and “Enterprise Risk Management” in the 2014 Annual Report on Form 10-K.
Management is primarily responsible for assessing risks and implementing appropriate risk management processes and controls. The Board believes that overseeing how management manages the Company’s risks is one of its most important responsibilities. In fulfilling its risk oversight role, the Board, or a committee of the Board, reviews reports and analyses on significant risks identified by the Company’s chief risk officer and other management on at least an annual basis.
Board committees that oversee aspects of the Company’s risk management regularly report to the full Board. The Audit Committee discusses with management (and to the extent appropriate, with our internal and independent auditors) the Company’s policies with respect to risk assessment and risk management and, in coordination with the Finance Committee, the Company’s major financial risk exposures and the steps management has taken to monitor and control these exposures. The Finance Committee reviews the risks inherent in the Company’s business and the Company’s strategy for understanding and minimizing the consequences of such risks. The Compensation Committee reviews our compensation programs and practices to ensure that they do not create risks that are reasonably likely to have a material adverse effect on the Company.

Succession Planning
At least annually, the Nominating & Governance Committee reviews the short- and long-term succession plans for the CEO and other senior management positions and reports to the Board (or, in the Committee’s discretion, to the non-management members of the Board) on succession planning.

Communication with Directors
Stockholders and other interested parties may communicate with the Board, non-management directors as a group, any of the Board’s committees or any individual member of the Board, including the chairman, by writing to the addressee, in care of the Secretary, at the address shown on the cover of this Proxy Statement.
The Audit Committee maintains procedures for the treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing and federal securities law matters. The Audit Committee also maintains procedures for the confidential, anonymous submission of complaints or inquiries by Company employees regarding concerns of fraud or questionable accounting, auditing and federal securities law matters. Complaints concerning accounting or auditing issues can be sent directly to the Company’s Audit Committee at the following address:
Private and Confidential
Mr. Sander M. Levy, Chairman of the Audit Committee
Symetra Financial Corporation
777 108th Avenue NE, Suite 1200
Bellevue, WA 98004-5135

Board Committees
Our Board has four standing committees that assist it in discharging its duties. Each standing committee is composed of at least two independent directors and operates under a written charter. All standing committee charters are available on our website, www.symetra.com, by clicking on “Investor Relations” and then “Governance.” Each committee’s primary functions are described below, together with their current membership and number of meetings. All members of the Audit Committee, Compensation

Committee and Nominating & Governance Committee have been determined to be independent directors in accordance with NYSE listing standards. In addition, members of the Compensation Committee also meet the requirements of (i) a non-employee director under SEC rules; and (ii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. Members of the Audit Committee also meet the requirements of (i) more stringent independence standards set forth by the SEC for audit committee members in Exchange Act Rule 10A-3; and (ii) NYSE rules regarding financial literacy. From time to time in appropriate circumstances the Board may establish other committees, whether standing or ad hoc, to serve specific strategic or business purposes.
Audit Committee
The Audit Committee has the responsibility to assist the Board in fulfilling its oversight responsibilities to the Company’s stockholders and the other important constituencies the Board serves. The primary purposes of the Audit Committee are to (i) assist Board oversight of the integrity of the Company’s financial statements, the qualifications and independence of the Company’s independent auditors, the performance of the Company’s internal audit function and the independent auditors and the Company’s compliance with legal and regulatory requirements; (ii) provide an avenue of communication among the independent auditors, management, the internal auditors and the Board; and (iii) prepare the Audit Committee Report included in the Company’s annual proxy statement. The Board has determined that Mr. Burgess is an Audit Committee Financial Expert as defined under SEC rules.
Compensation Committee
The purpose of the Compensation Committee is to (i) review and make recommendations on director compensation; (ii) discharge the Board’s responsibilities relating to the compensation of executives; (iii) oversee the administration of the Company’s or the Company’s major subsidiaries’ compensation plans, in particular the incentive compensation and equity-based plans; and (iv) prepare the annual report on executive compensation included in the Company’s annual proxy statement.
Compensation Consultant. In 2014, the Compensation Committee retained Towers Watson to facilitate a Compensation Committee discussion focused on the Company’s executive compensation philosophy and to offer observations and considerations based on recent data and Towers Watson’s marketplace knowledge. As part of its engagement by the Compensation Committee, Towers Watson presented its review on the level and mix of pay elements and how performance and pay are connected and its observations based on input from the Company’s executive management team, insurance company practices and its experience and broad industry knowledge.
Towers Watson was directly accountable to the Compensation Committee. The Compensation Committee determined that Towers Watson was independent from the Company’s management for purposes of providing consultation and advice to the Compensation Committee. Towers Watson has provided appropriate assurances and confirmation of its independent status.
Finance Committee
The purpose of the Finance Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the Company’s financial, investment and capital management policies; (ii) the Company’s financial risk management; and (iii) mergers, acquisitions and divestitures by the Company.
Nominating & Governance Committee
The functions of the Nominating & Governance Committee are to (i) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board; (ii) make recommendations to the Board concerning committee appointments; (iii) develop, recommend and annually review corporate governance guidelines applicable to the Company and oversee corporate governance matters; and (iv) oversee the evaluation of the Board and management.
Pricing Committee Formed in 2014
During 2014, a Pricing Committee was formed in connection with the Company’s (i) 2014 debt offering of senior notes; and (ii) 2014 senior unsecured revolving credit facility.

Board and Committee Membership

Director	Board	Audit	Compensation	Finance	Nominating & Governance	Pricing
Peter S. Burgess(1)	X	Financial Expert		X	X
David T. Foy	X			Chair		X
Lois W. Grady(1)	X		Chair
Sander M. Levy(1)	X	Chair	X	X	X
Robert R. Lusardi	X	X	X
Thomas M. Marra	X			X		X
Lowndes A. Smith(1)	Chairman	X	X		Chair	X

2014 Meetings	9	8	5	4	2	5
(1) Non-employee director who also serves on the Board of the Company’s subsidiary, First Symetra National Life Insurance Company of New York and, except for Mr. Smith, on its Audit Committee.

Certain Relationships and Related Transactions
Policies and Procedures for Approval of Related Party Transactions
We have a written policy regarding the approval of related party transactions. A related party transaction is any transaction or series of transactions in which the Company or a subsidiary was or is to be a participant involving an amount in excess of $120,000, and a related party had or will have a direct or indirect material interest. Under SEC rules, a related person is a director, nominee for director, executive officer, owner of more than 5% of our common stock or immediate family member of any of the above.
Our Related Party Transaction Policy sets forth policies and procedures for the review and approval or ratification of related party transactions. On an annual basis, directors, director nominees and executive officers are each required to complete a questionnaire that requires disclosure of any transactions with the Company in which a related party has a direct or indirect material interest. Our General Counsel is primarily responsible for the development and implementation of procedures and controls to obtain information from these related persons. Any transaction involving a related party that is entered into or proposed to be entered into must be reported to our General Counsel, who then presents related party transactions to the Audit Committee for review and approval. The Audit Committee may approve or ratify the related party transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in the best interest of the Company. In addition, the Audit Committee annually reviews related party transactions that are ongoing in nature.
Relationships and Transactions with Owners of More Than 5% of Our Common Stock
White Mountains Insurance Group, Ltd. beneficially owns 20,048,879 shares of our common stock. Mr. David T. Foy, one of our directors, serves as executive vice president and chief financial officer of White Mountains Insurance Group, Ltd. The Company and/or its subsidiaries have transactions with affiliates (including subsidiaries) of White Mountains Insurance Group, Ltd. as follows:

•
A majority of our investments are managed by White Mountains Advisors LLC (“WM Advisors”). As of December 31, 2014, we entered into a new investment management agreement with WM Advisors to replace the prior investment management agreement, which terminated the same day. The new agreement was necessitated by the transition of certain portfolio management functions from WM Advisors to us effective January 1, 2015. WM Advisors remains investment advisor for the majority of our investments, including our investment grade bond portfolio. The total fees incurred with respect to WM Advisors under the prior agreement were $19.0 million for the year ended December 31, 2014. The payment structure under the new agreement is substantially similar to the payment structure under the prior agreement. However, going forward, we expect the total fees paid will be less as we have entered into investment management agreements directly with firms who were serving as sub-advisors to WM Advisors.

•
Effective January 1, 2015, Symetra Life Insurance Company entered into an employee lease agreement with White Mountains Financial Services LLC (“WMFS”) that permits certain employees who, as of January 1, 2015, transitioned from being employees of WM Advisors to being employees of Symetra Life Insurance Company, to perform on-going project work for WMFS through June 2016. Symetra Life Insurance Company expects to receive approximately $270,000 in reimbursements.

Berkshire Hathaway Inc. beneficially owns 20,048,879 shares of our common stock. The Company’s subsidiary has transactions with affiliates (including subsidiaries) of Berkshire Hathaway Inc. as follows:

•
Symetra Life Insurance Company, in the ordinary course of business, is a party to several coinsurance reinsurance agreements with General Re Life Corporation. These agreements are on substantially the same terms as agreements entered into with unrelated third parties. Symetra Life Insurance Company recorded ceded reinsurance premiums of $0.7 million and recovered $1.0 million in ceded losses for the year ended December 31, 2014.

•
Symetra Life Insurance Company, in the ordinary course of business, issued an insurance policy for specific excess loss coverage to XTRA Corporation with an effective date of January 1, 2014 on substantially the same terms as those provided to unrelated third parties. Symetra Life Insurance Company recorded premiums of $152,723 and no paid losses for the year ended December 31, 2014.

We are party to certain shareholders agreements, dated as of March 8, 2004, March 19, 2004 and April 16, 2004, with our then stockholders, including with the direct holders of stock beneficially owned by White Mountains Insurance Group, Ltd. and Berkshire Hathaway Inc. These shareholders agreements terminated on the closing of our initial public offering on January 27, 2010, other than certain provisions, including those relating to registration rights, confidentiality and competition, that remain in effect. Regarding registration rights, for 10 years following our initial public offering, stockholders who are party to a shareholders agreement holding in the aggregate 10% of all registrable securities (as defined in the shareholders agreements) then held by stockholders who are party to a shareholders agreement, may request that we register such securities through an underwritten public offering or the filing of a shelf registration statement with the SEC or permit the sale of such securities already included in an effective shelf registration statement pursuant to an underwritten public offering, subject to certain limitations. During this period, if we register shares of common stock in connection with an offering, stockholders who are party to a shareholders agreement will be given an opportunity to include their registrable securities, subject to certain limitations. With respect to confidentiality provisions, the shareholders agreements provide that, for an indefinite period of time, the stockholders who are party to a shareholders agreement will keep confidential any non-public information made available to them during the due diligence process of any prior offering of our common stock. The shareholders agreements provide that, for an indefinite period of time, we will indemnify the holders of registrable securities and any underwriters for losses or damages arising out of material misstatements or omissions in the relevant registration statement or prospectus or violations of law in connection with the registration of registrable securities, and further provide that the holders of registrable securities and any underwriters will indemnify us for losses or damages arising out of material misstatements or omissions in the relevant registration statement or prospectus that was made in reliance on written information furnished by such holders or underwriters. The shareholders agreements also provide that the stockholders may freely engage in, or invest in, businesses that are competitive with ours and that there are no obligations for any stockholder to refer any business opportunities to us. In addition, as long as White Mountains Insurance Group, Ltd. beneficially owns at least 10% of our outstanding common stock, each stockholder who is a party to a shareholders agreement is required to vote its shares for one board member as may be designated by White Mountains Insurance Group, Ltd.
Indemnification Agreements with our Directors and Officers
Our certificate of incorporation and bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by law. In addition, we have entered into indemnification agreements with each of our directors and certain officers. Under the terms of our indemnification agreements, we are required to provide indemnification to the fullest extent permitted by the laws of the state of Delaware, against any and all (i) costs and expenses (including attorneys’ and experts’ fees, expenses and charges) actually and reasonably paid or incurred in connection with investigating, defending, being a witness in or participating in, or preparing to investigate, defend, be a witness in or participate in; and (ii) damages, losses, liabilities, judgments, fines, penalties and amounts paid in settlement relating to, resulting from or arising out of, in the case of either (i) or (ii), any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation that such person determines might lead to the institution of any such action, suit or proceeding, by reason of the fact that (a) such person is or was a director, officer, employee or agent of the Company and/or a subsidiary of the Company or (b) such person is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, nonprofit organization, joint venture, trust or other enterprise. The indemnification agreements also require us, if so requested, to advance within 20 business days any and all costs and expenses to the director or officer that such person determines reasonably likely to be payable, provided that such person will return any such advance that remains unspent at the final conclusion of the claim to which the advance related. Our bylaws also require that such person return any such advance if it is ultimately determined that such person is not entitled to indemnification by us as authorized by the laws of the state of Delaware.
We are not required to provide indemnification under our indemnification agreements for certain matters, including (i) indemnification beyond that permitted by the laws of the state of Delaware; (ii) indemnification in connection with certain proceedings or claims initiated or brought voluntarily by the director or officer; (iii) indemnification for settlements the director or officer enters into without the Company’s written consent; (iv) indemnification related to disgorgement of profits under Section 16(b) of the Exchange Act; (v) indemnification where a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful; or (vi) indemnification for liabilities for which the director or officer has received payment under any insurance policy as may exist for such person’s benefit, under our certificate of incorporation or bylaws or under any other contract or otherwise. The indemnification agreements require us, to the extent that our Board determines it to be economically reasonable, to maintain directors’ and officers’ liability insurance.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As a result of the decision made by our directors to hold an advisory vote pursuant to Section 14A of the Securities Exchange Act of 1934 on executive compensation every year until the next advisory vote on the frequency of such votes, stockholders are being asked to approve the following advisory resolution on the compensation of the Company’s Named Executive Officers for 2014, as reported in this Proxy Statement:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement.
Stockholders are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosure. As described in that disclosure, our compensation programs are designed to pay for performance and provide incentives that emphasize long-term value.
Although the vote is advisory and is non-binding, the Compensation Committee intends to take into account the outcome of the vote when considering future executive compensation decisions. The next stockholder advisory vote on executive compensation will occur at the 2016 annual meeting of stockholders.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EXECUTIVE COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS
This discussion and analysis describes the material elements of the Company’s executive compensation program, as well as the compensation earned by, awarded to or paid to, in the order set forth below, our CEO, our chief financial officer (“CFO”), our three other most highly paid executive officers as of December 31, 2014 and an additional individual who would have been among our three most highly paid executive officers had he been an executive officer as of December 31, 2014. These individuals are collectively referred to as the “Named Executive Officers” or “NEOs.”

The Named Executive Officers

•	Thomas M. Marra, President and CEO

•	Margaret A. Meister, Executive Vice President and CFO

•	Michael W. Fry, Executive Vice President - Benefits Division, Symetra Life Insurance Company

•	Daniel R. Guilbert, Executive Vice President - Retirement Division, Symetra Life Insurance Company

•	David S. Goldstein, Senior Vice President, General Counsel and Secretary

•	George N. McKinnon, Former Senior Vice President and Chief Information Officer
Biographical information regarding our NEOs can be found in the Company’s 2014 Annual Report on Form 10-K, Item 1. Business under the caption “Executive Officers and Former Executive Officers.”

Compensation Philosophy and Objectives
Our overall executive compensation program is designed to align the financial interests of our executives with those of our stockholders. We focus on pay for performance (both individual and Company performance) by providing incentives that emphasize long-term value creation, thereby putting a large portion of our executives’ pay at risk. Based on this philosophy, the Compensation Committee has maintained base salaries that may be lower than those paid by other financial services companies and life insurers and has chosen not to provide pensions.
Consideration of 2014 Stockholder Vote on Executive Compensation
In 2014, the Company’s stockholders were given the opportunity to vote to approve or disapprove the Company’s executive compensation programs and practices and the resulting compensation described in the 2014 Proxy Statement. Stockholders voted 98.25% of their shares in approval of the Company’s actions (based on shares voted). Because the vote was advisory, the result was not binding on the Compensation Committee. Nevertheless, the Compensation Committee took into account the outcome of this vote when considering our compensation programs and practices in 2015.

Also in 2014, the Company’s stockholders were given the opportunity to vote to approve or disapprove the Symetra Financial Corporation Annual Incentive Bonus Plan and the Symetra Financial Corporation Equity Plan (together the “Incentive Plans”) described in the 2014 Proxy Statement. Stockholders voted 98.97% and 99.02% of their shares, respectively, in approval of these Incentive Plans (based on shares voted).

The Compensation Committee views stockholders’ support of the Company’s executive compensation practices and the Incentive Plans as endorsements of the Company’s overall compensation program.
Pay for Performance
A majority of our executive officers’ compensation is directly linked to our short- and long-term financial performance goals, thereby providing incentives for both short- and long-term results. The Symetra Financial Corporation Annual Incentive Bonus Plan (the “AIB Plan”) rewards performance relative to short-term results based on a combination of meeting Company financial performance goals and individual performance goals. The Symetra Financial Corporation Equity Plan (the “Equity Plan”) rewards long-term performance relative to financial goals set on three-year cycles and seeks to further align the interests of executives, including our NEOs, with our stockholders’ interests.
Pay at Risk
The pay at risk approach of our incentive compensation is intended to align each executive officer’s compensation with his or her impact on Company performance over the short- and long-term. Our executive officers have a significant amount of their total annual compensation at risk through Company performance-based incentives. Accordingly, if the Company does not achieve its performance goals, the total annual compensation for our executive officers will generally be negatively impacted.
Competitive Opportunities
As we grow and strive to reach financial performance and business strategy goals, our need for experienced executive talent continues. Our compensation opportunities must be competitive to allow us to attract and retain talented executives in our field. For this reason, we may from time to time offer sign-on bonuses, guaranteed annual incentive bonuses, moving expenses, relocation bonuses, housing allowances and other similar types of compensation.

2014 Highlights
Financial Performance
The strong financial performance of the Company for 2014 is reflected in our executive compensation program. The highlights of our 2014 financial performance include:

•	Net income for 2014 was $254.4 million, compared with $220.7 million in 2013.

•
Adjusted operating income for 2014 totaled $227.2 million, compared with $200.9 million in 2013. Adjusted operating income is a non-GAAP measure. A reconciliation of this measure to the nearest comparable GAAP measure can be found in Item 6 - “Selected Financial Data” of the 2014 Annual Report on Form 10-K.

•	Total revenue for 2014 was $2,182.4 million, compared with $2,139.5 million in 2013.
Year in Review
In 2014, we had solid earnings and strong sales results across all three divisions of our Company: Benefits, Retirement and Individual Life. The fundamentals of the business remained strong while we continued to make inroads in our overall strategy to grow our group life and disability income (“DI”) and individual life insurance lines of business. We also continued to build out our sales and operations capabilities to support these growth initiatives. The successes of 2014 include:

•
Benefits Division: Our loss ratio for the year was 61.5%, which was better than our target range of 64% - 66%. We continued to grow our Group Life and DI business, with sales reaching $37.0 million in 2014, while maintaining our position as a market leader in medical stop-loss.

•
Retirement Division: Higher fixed indexed annuity account values delivered significant earnings contributions, driven by strong sales. In the face of a challenging interest rate environment, we held solid interest margins on our deferred annuities and achieved a record $3.0 billion total sales through our continued expansion in the bank and broker-dealer channels.

•
Individual Life Division: Expanded distribution relationships in the brokerage general agency market resulted in stronger sales, primarily of our guaranteed universal life product. Sales of Individual Life products increased to $38.0 million for the year.

•	Balance Sheet: We maintained a strong balance sheet and prudent capital management in the face of the low interest rate environment, while staying committed to our pricing discipline.

•
Capital Actions: We deployed a total of $237.6 million in share buybacks and dividends during the year. This included a special cash dividend of $1.30 per share, for a total payout of $150.7 million, funded by proceeds from the 2014 debt offering of $250.0 million of 4.25% senior notes.

Compensation Program and Actions
We believe our executive compensation program reflects sound corporate governance practices, as evidenced by the following:

•
Our executive officers do not have employment agreements and are not guaranteed salary increases or bonuses other than what may have been offered as part of a sign-on incentive pursuant to an offer letter.

•	We do not grant stock-based awards in coordination with the release of non-public information about the Company or any other company.

•
We have not repriced stock options. We made a non-discretionary equitable adjustment to the exercise price of our outstanding stock options in recognition of our special cash dividend paid in 2014. See “Employee Benefit Plans - Equity Plan - Adjustments.”

•	We grant equity compensation with double-trigger change-in-control terms.

•	We do not provide excessive perquisites.

•
We prohibit short sales of our stock, or the purchase or sale of options, puts, calls, equity swaps or other derivative securities that are directly linked to our stock to prevent hedging or offsetting any decrease in market value.

Moreover, our long-term compensation program aligns the interests of our NEOs with our stockholders’ interests. A large portion of the executives’ compensation package is comprised of long-term compensation consisting of restricted stock and performance units (both of which have a multi-year vesting schedule of approximately three years) and stock options (which cannot be exercised prior to June 30, 2017 and have no value to the individual unless the stock price exceeds the exercise price of $26.70).
The highlights of our compensation actions for 2014 include:

•
The Company’s AIB Plan and Equity Plan were submitted to, and subsequently approved by, stockholders in order to be compliant with Section 162(m), under the Internal Revenue Code of 1986, as amended (hereinafter, “Section 162(m)”).

•
Towers Watson, a compensation consultant, was engaged to discuss the Company’s executive compensation philosophy. As a result of the work done in 2014, new restricted stock agreements were adopted at the March 5, 2015 Compensation Committee meeting. These agreements reflect a change to ratable vesting from cliff vesting. The vesting period remains three years. The Compensation Committee also approved performance-based restricted stock for executives covered by Section 162(m).

Executive Compensation Practices
Role of the Compensation Committee
The Compensation Committee, according to its charter, is responsible for approving all compensation for our NEOs as well as our other executive officers and for administering the AIB Plan and the Equity Plan with respect to all participants. The Compensation Committee is comprised solely of independent directors.
Compensation actions are typically considered at the first meeting of the Compensation Committee of each year after financial results for the prior year are available. At that meeting, the CEO presents a self-evaluation outlining his performance to assist the Compensation Committee in determining his total compensation for the year. The Compensation Committee then holds a private session to discuss and determine the CEO’s total compensation.
Role of Management
The Compensation Committee relies on Thomas M. Marra, our CEO, and Christine A. Katzmar Holmes, our senior vice president of Human Resources and Administration, to recommend compensation programs and awards for executive officers other than the CEO and to oversee the administration of approved programs for all employees. Mr. Marra and Ms. Katzmar Holmes attend Compensation Committee meetings and, at the Compensation Committee’s request, present management’s analysis and recommendations regarding compensation actions including base salaries, the AIB Plan, the Equity Plan and sales incentive plans.

Elements of Compensation
We currently compensate our executives through a combination of base salary, annual cash-based incentive compensation and long-term cash-based and equity-based incentive compensation. When determining the overall mix of compensation for our executive officers, the Compensation Committee considers a number of factors, including general market data obtained through internal surveys of companies within our industry as well as from a compensation consultant, Towers Watson, in order to remain competitive with the current compensation practices in markets in which the Company competes for executive talent.
Base Salary
Our philosophy is to make base salary a relatively smaller portion of the overall compensation package of our executive officers than we believe is common in the industry. While executive performance is annually reviewed, base salaries for executives are adjusted only when the Compensation Committee determines that adjustments are appropriate based on the factors discussed herein. The Compensation Committee approved base salary increases for Ms. Meister of $50,000 and Mr. Guilbert of $40,000,

effective March 2014. The increases were approved in light of their performance and the competitive market for senior executive talent in the insurance industry.
Annual Cash-Based Incentive Compensation
The AIB Plan provides our NEOs and other eligible employees the opportunity to earn annual cash incentive awards based on achievement of Company and individual performance goals. The Compensation Committee chooses one or more specific Company performance goals and, to comply with Section 162(m), chooses specific individual performance goals for certain employees beginning in 2015. Company and individual goals are chosen at the beginning of each year and are based on a range of criteria set forth in the AIB Plan.
AIB Plan compensation is paid in March of each year for performance in the prior calendar year. The Compensation Committee sets the target award percentages for our executive officers as part of its total compensation review each year. Combining overall Company performance and individual performance in determining the amount to be received by each executive ensures that the interests of each executive are aligned with our goals for financial success and that each executive is also rewarded for individual performance.
The Compensation Committee chose to base the funding available for 2014 AIB Plan compensation on the Company’s modified operating return on equity, or “MOROE.” MOROE is measured by modified operating income divided by beginning-of-year adjusted book value. Modified operating income equals net income less certain net realized gains/(losses), less net investment income on hedge funds and private equity funds, convertible bonds and investments in common stock, plus 30-year Standard & Poor’s A rated bond investment income substituted for common stock, convertible bond, and hedge and private equity fund performance (valued quarterly). Adjusted book value consists of stockholders’ equity, less accumulated other comprehensive income. In 2014, this beginning-of-year adjusted book value was further adjusted for the capital actions taken during 2014. MOROE, modified operating income and adjusted book value are non-GAAP measures. For purposes of compensation analyses, we believe that MOROE broadly measures the Company’s performance.
Upon Compensation Committee approval of the total AIB Plan compensation, each eligible executive officer is allocated a portion based on his or her individual target percentage modified by individual performance. The CEO recommends to the Compensation Committee a percentage of each executive officer’s individual target to be paid based on that executive officer’s individual performance. At the discretion of the Compensation Committee, the actual amount paid to an executive officer may differ from the payout calculated under the AIB Plan.
For 2014, the MOROE range was 6.5% to 12.5% with a target of 9.5%. The actual MOROE for 2014 was 10.2%; therefore, a 123% payout was earned based on Company performance.
The 2014 goals for our NEOs related to maintaining profitable growth in our core businesses and achieving sales growth in our new product lines in accordance with our guiding principles of “Value, Transparency and Sustainability.” Mr. Marra’s 2014 goals were based on enterprise and division performance to include attaining a 9.5% MOROE, extending sales momentum through strategic product and distribution expansion, achieving loss ratio targets, strengthening operational capabilities and engaging our employees in providing excellent customer service. Ms. Meister’s 2014 goals were based on the Company meeting or exceeding a 9.5% MOROE, helping develop and implement Company strategy and providing financial leadership. Mr. Fry’s 2014 goals were based on achieving loss ratio targets and delivering superior customer service across all product lines in the Benefits division. Mr. Guilbert’s 2014 goals were based on extending sales momentum through strategic product and distribution expansion and strengthening operations capabilities in the Retirement division. Mr. Goldstein’s 2014 goals were based on overall enterprise performance as well as providing strategic leadership in the areas of law and compliance.
The AIB Plan payouts are set forth in the “Summary Compensation Table.” They reflect the 123% Company performance funding level multiplied by a percentage that reflects each NEO’s achievement level of his or her individual 2014 goals. These percentages range from 100% to 120%. In 2014, the AIB Plan target constituted 10%, 17%, 16%, 17% and 22% of total target compensation for Mr. Marra, Ms. Meister, Mr. Fry, Mr. Guilbert and Mr. Goldstein, respectively.
Long-Term Incentive Compensation
The Equity Plan. The Equity Plan serves as the primary vehicle for providing long-term incentive awards to our NEOs and other employees. Our Compensation Committee administers the Equity Plan and determines which individuals are eligible to receive awards, the number of shares or units to be granted, the exercise or purchase price for awards, the vesting schedule for each award and the maximum term of each award. Although awards may consist of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares/units and other stock-based awards, as of December 31, 2014 we have only granted stock options, restricted stock and performance units. In 2014, grants were provided via performance units and restricted stock. These awards were granted in order to align the interests of our NEOs with our stockholders’ interests. The grants made to our

NEOs are reflective of their respective duties and are not based on predetermined guidelines or mathematical formulas. Our CEO received the largest grant as he is responsible for our Company’s overall business and financial performance.
Restricted Stock. Restricted stock awards were granted during 2014 to all NEOs and are scheduled to vest on December 31, 2016, subject to continued employment through such date. Grants of restricted stock were made to directly link the long-term interests of our executives with the long-term interests of our stockholders. The restricted stock grants made under the 2014-2016 cycle under the Equity Plan constitute 40%, 26%, 23%, 22% and 11% of total target compensation for Mr. Marra, Ms. Meister, Mr. Fry, Mr. Guilbert and Mr. Goldstein, respectively. Pursuant to the terms of the restricted stock award agreements, cash dividends are paid on the restricted stock. All 2014 restricted stock grants made to Mr. McKinnon were forfeited on his termination date of June 30, 2014.
Stock Options. As of December 31, 2014, all awards of stock options have been one-time grants to encourage long-term results for the Company. The options, which were granted during 2010, vest 100% on June 30, 2017, expire on June 30, 2018 and have an exercise price of $26.70 per share. The price reflects a non-discretionary equitable adjustment made, in accordance with the terms of the Equity Plan, for the special cash dividend of $1.30 per share paid to stockholders during the fourth quarter of 2014. As of December 31, 2014, the exercise price was in excess of the per share value of the Company’s common stock. The Compensation Committee determined the terms, exercise price and number of options to applicable executives. No stock option awards have been granted since 2010.
Performance Units. Performance unit awards are generally granted annually and were granted during 2014 to each of our NEOs. The Compensation Committee chose a performance target for each performance unit award at the time of grant based on a range of criteria approved in the Equity Plan. At the time of grant, each performance unit has the financial value of $100. Thereafter, each target performance unit has a notional value of ($100 x (1 + annualized MOROE)^3) per share. At the end of the three-year award period, the Compensation Committee determines the level of attainment of the performance target and approves a performance percentage of 0% to 200% of target. The matured performance units will be paid in cash in an amount equal to the then notional value of the target shares multiplied by the performance percentage.
For the 2014-2016 cycle, the performance target is 9.83% MOROE averaged over the award period, with a target range of 6.83% to 12.83%. If the MOROE is 6.83% or lower, the performance percentage will be 0%. If the MOROE is 12.83% or higher, the maximum performance percentage of 200% applies. For MOROE that is more than 6.83% and less than 12.83%, the performance percentage will be determined on the basis of straight-line interpolation.
The target performance unit awards granted in 2014 for the 2014-2016 cycle under the Equity Plan for Mr. Marra, Ms. Meister, Mr. Fry, Mr. Guilbert and Mr. Goldstein constitute 40%, 39%, 34%, 33% and 25% of total target compensation, respectively. Although awards of performance units are not specifically set at these percentages, performance unit awards granted under the Equity Plan are designed such that our NEOs have a substantial proportion of their total target compensation linked to the achievement of Company performance targets. Performance unit awards granted to Mr. McKinnon under this cycle were forfeited on June 30, 2014.
For the 2013-2015 cycle, the performance target is 9.50% MOROE averaged over the award period, with a target range of 4.50% to 14.50%. If the MOROE is 4.50% or lower, the performance percentage will be 0%. If the MOROE is 14.50% or higher, the maximum performance percentage of 200% applies. For MOROE that is more than 4.50% and less than 14.50%, the performance percentage will be determined on the basis of straight-line interpolation.
For the 2012-2014 cycle, the performance target was 9.60% MOROE averaged over the award period, with a target range of 4.60% to 14.60%. For this cycle, the MOROE was 9.57% resulting in a performance percentage of 99.31%. The performance percentage equals the MOROE over the three-year period of 9.57% minus the threshold target of 4.60% divided by the target spread of 5%. Actual payouts are calculated using precise percentages that are not rounded. The amounts of these payouts with respect to the eligible NEOs are set forth in the “Summary Compensation Table.”
Employment Agreements
The Company has not entered into any employment agreements with any of our executive officers. Certain of our executive officers received offer letters which set forth the terms relating to base salary, sign-on incentives and equity compensation. However, the Company does not view these offer letters as employment agreements as each offer letter states that employment with the Company is “at will.”
Severance Pay and Change in Control Arrangements
Our NEOs participate in the Symetra Financial Corporation Executive Severance Pay Plan (“Executive Severance Pay Plan”) and the Symetra Financial Corporation Senior Executive Change in Control Plan (“Senior Executive Change in Control Plan”), each of which was adopted in March 2013. The Executive Severance Pay Plan was adopted to more clearly protect our incoming and current executives and to be more in line with our competitors. The Senior Executive Change in Control Plan was adopted to ensure retention of our executive talent particularly when considering potential acquisitions that may create uncertainty as to the executive’s future employment with us. These plans provide severance benefits upon certain events, including involuntary or constructive employment termination and a change in control of the Company. These benefits may cause stock options to become fully exercisable, restricted shares to become fully vested or vested on a pro-rata basis and/or result in the payment of the full or pro-rated value of any outstanding performance units. Our severance plans also have “double-trigger” change-in-control provisions, which means that both a change in control event and termination without cause or constructive termination must occur before any severance benefits are payable.
The Compensation Committee appointed an Administrative Committee to act as the plan administrator and be responsible for the general administration and interpretation of the Executive Severance Pay Plan and the Senior Executive Change in Control Plan and for carrying out their provisions. The Administrative Committee consists of the CFO, the general counsel and the senior vice president of Human Resources and Administration. For more detailed information about the Executive Severance Pay Plan and Senior Executive Change in Control Plan, and any other severance benefits applicable to our NEOs, see “Potential Payments Upon Termination or Change in Control” and the accompanying table.
For executives not eligible for the Senior Executive Change in Control Plan, the Company’s Equity Plan also includes change in control arrangements. Unless otherwise set forth in the applicable award agreement, in the event of a termination of an executive’s employment by us without cause or due to a constructive termination, in either case within 12 months of a change in control, executive officers receive certain payments and accelerated vesting. We provide for this change in control benefit as an incentive and retention mechanism that provides security to our executives in the event of a change in the Company’s control.
Retirement Benefits
All of our employees, including our NEOs, may participate in our qualified 401(k) plan, which includes a safe harbor employer match. The safe harbor employer match is equal to 100% of employee contributions up to the first 6% of eligible compensation. We have no defined benefit pension plans, non-qualified deferred compensation plans or retiree medical plans.
Perquisites
Mr. Marra receives an allowance to assist him with his housing needs near the Company’s headquarters in Bellevue, Washington. Mr. Marra may fly first class on commercial airlines when traveling for business as well as to and from his residences and our headquarters. Ms. Meister, Mr. Fry and Mr. Guilbert may fly first class on commercial airlines when traveling for business. All executive officers have been offered financial and tax planning assistance. The incremental cost of perquisites provided to the NEOs during 2014 is included in the “All Other Compensation” column of the “Summary Compensation Table.”

Other Compensation Matters
Stock Ownership Guidelines
Upon the recommendation of the Compensation Committee, the Board approved and adopted stock ownership guidelines in 2011 for our NEOs and other executives so that these executives will experience the same downside risk and upside potential as our stockholders experience.
The current ownership target levels are as follows:

Executives	Multiple of Salary

CEO(1)	5X

CFO(2)	3X

Executive Vice Presidents(3)	2X

Senior Vice Presidents(4)	1X

(1) Applies to Mr. Marra.
(2) Applies to Ms. Meister.
(3) Applies to Messrs. Fry and Guilbert.
(4) Applies to Mr. Goldstein.
The stock ownership guidelines apply to executives with those titles listed in the table above and allow for achievement within five years from adoption, or within five years from date of hire or promotion for new executive officers. Executive officers will be considered compliant with the guidelines as long as their holdings do not fall below the number of shares held at the time the executive officer first met the stock ownership guideline. Eligible sources for ownership include vested shares of restricted stock, employee stock purchase plan shares and any personal holdings of common stock by the participant and his/her spouse or domestic partner and/or children. Because our program was adopted in 2011, none of our NEOs were required to meet the target level as of December 31, 2014.
Tax and Accounting Implications of Executive Compensation Programs
The Compensation Committee considers tax and accounting treatment when designing our executive compensation programs. One such tax consideration is Section 162(m), which limits the Company’s deduction for compensation paid to our CEO and the three other most highly paid NEOs (other than our CFO) who are in that position on the last day of the fiscal year (each a “Covered Employee”). The amount of this annual limit is $1 million paid to each such Covered Employee. However, the limitation does not apply to certain performance-based compensation. The Compensation Committee intends to administer the AIB Plan and the Equity Plan in compliance with Section 162(m) in order to maximize the tax deductibility of the Company’s compensation payments. However, the Compensation Committee may provide compensation that is not tax deductible if it determines that such action is appropriate. In June 2010, the Board approved a stock option award to Mr. Marra that, if exercised, may not be fully tax deductible.
Compensation Clawbacks
The Company does not currently have in place a formal policy related to the “clawback” of incentive compensation in the event of financial restatements and/or similar events. However, the Compensation Committee has discussed implementing such a policy and intends to do so once the SEC adopts final rules implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to the recovery of erroneously awarded compensation.
Compensation Plan Risk Assessment
At the March 5, 2015 Compensation Committee meeting, the Compensation Committee and management reviewed our compensation programs and practices applicable to all employees, including executive officers, in order to assess the risks presented by such programs and practices. Management analyzed the likelihood and magnitude of potential risks, focusing on program elements that may create risk, including financial risk, operational risk, regulatory/compliance risk and reputational risk. The review also took into account mitigating features associated with our compensation programs and practices. As part of the risk assessment, management noted that a significant portion of executive compensation is earned over a multiple-year cycle, a compensation structure that is intended to align incentives with appropriate risk-taking.
After reviewing the Company’s compensation risk, the Compensation Committee and management concluded that our compensation policies and practices do not create risk that is reasonably likely to have material adverse effect on the Company. Our plans work together to provide both short- and long-term focus and operate under a philosophy that is designed to pay for performance.
Compensation Committee Interlocks and Insider Participation
No director serving on the Compensation Committee during any part of the fiscal year ended December 31, 2014, was, at any time either during or before such fiscal year, an officer or employee of the Company or any of its subsidiaries. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed during the fiscal year ended December 31, 2014.

REPORT OF THE COMPENSATION COMMITTEE
We have reviewed and discussed the “Compensation Discussion and Analysis” included in this Proxy Statement with management. Based on this review and discussion, we have recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s Proxy Statement relating to the Annual Meeting and incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

The Compensation Committee
Lois W. Grady, Chairman
Sander M. Levy
Robert R. Lusardi
Lowndes A. Smith

COMPENSATION OF NAMED EXECUTIVE OFFICERS
Summary Compensation Table
The following table presents compensation earned during 2014, 2013 and 2012 by the Company’s NEOs:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total Compensation ($)

Thomas M. Marra	2014	525,000	—	1,499,980	2,669,691	97,415	4,792,086
President and CEO	2013	525,000	—	1,499,998	2,041,538	101,018	4,167,554
	2012	525,000	—	1,499,997	1,380,809	116,647	3,522,453

Margaret A. Meister	2014	438,462	—	499,980	1,572,921	16,204	2,527,567
Executive Vice President	2013	400,000	—	499,990	1,179,769	15,897	2,095,656
and CFO	2012	400,000	—	499,999	913,270	15,288	1,828,557

Michael W. Fry	2014	385,000	—	239,997	772,016	16,027	1,413,040
Executive Vice President,	2013	376,923	—	239,988	452,446	15,722	1,085,079
Benefits Division	2012	345,385	—	219,992	356,935	15,248	937,560

Daniel R. Guilbert	2014	415,769	—	239,997	807,769	27,224	1,490,759
Executive Vice President,	2013	385,000	250,000	239,988	608,638	26,659	1,510,285
Retirement Division	2012	382,692	250,000	239,990	479,121	26,261	1,378,064

David S. Goldstein(a)	2014	325,000	—	59,999	382,749	32,921	800,669
Senior Vice President,
General Counsel and Secretary

George N. McKinnon(b)	2014	180,865	—	59,999		661,089	901,953
Former Senior Vice President and	2013	275,000	—	59,987	226,677	32,039	593,703
Chief Information Officer

(a)	Mr. Goldstein was not a NEO in 2012 or 2013.

(b)	Mr. McKinnon was not a NEO in 2012. Mr. McKinnon’s termination date was June 30, 2014.

(1)	Represents the amount earned in base salary each fiscal year.

(2)	For 2012 and 2013, represents the second and third (final) $250,000 payments of the three-year sign-on incentive bonus for Mr. Guilbert.

(3)
Represents the aggregate grant date fair value for restricted stock granted, in each respective year, as calculated under U.S. generally accepted accounting principles (“GAAP”). Under GAAP, the grant date fair value is calculated using the closing market price of common stock on the date of grant. The amounts reported in this column do not necessarily correspond to the actual economic value that will be or were received by the NEOs from the awards.

For all NEOs except Mr. McKinnon, the shares of restricted stock granted in 2014 are scheduled to vest on December 31, 2016, and the shares of restricted stock granted in 2013 are scheduled to vest on December 31, 2015, subject to continued employment through such dates. The shares of restricted stock granted in 2012 vested on December 31, 2014, as disclosed in the “Option Exercises and Stock Vested Table.”
For Mr. McKinnon, the shares of restricted stock granted in 2014 were forfeited on June 30, 2014. One-third of the shares of restricted stock granted in 2013 vested on June 30, 2014.

(4)
For 2014, represents (i) amount of the 2014 Annual Incentive Bonus; and (ii) non-discretionary amounts awarded for the 2012-2014 performance unit cycle under the Equity Plan to Mr. Marra, Ms. Meister, Mr. Fry, Mr. Guilbert and Mr. Goldstein paid in March 2015 of $1,959,366, $979,683, $431,060, $470,248 and $182,874, respectively.

For 2013, represents (i) amount of the 2013 Annual Incentive Bonus; and (ii) non-discretionary amounts awarded for the 2011-2013 performance unit cycle under the Equity Plan to Mr. Marra, Ms. Meister, Mr. Fry, Mr. Guilbert and Mr. McKinnon paid in March 2014 of $1,391,538, $695,769, $278,308, $278,308 and $129,877, respectively.

For 2012, represents (i) amount of the 2012 Annual Incentive Bonus; and (ii) non-discretionary amounts awarded for the 2010-2012 performance unit cycle under the Equity Plan to Mr. Marra, Ms. Meister, Mr. Fry and Mr. Guilbert paid in March 2013 of $855,809, $513,270, $149,704 and $249,506, respectively.

(5)
For 2014, represents (i) employer contributions to the Symetra Financial Retirement Savings Plan of $14,115 for Mr. Marra, $15,600 for each of Ms. Meister, Mr. Fry and Mr. Goldstein, $9,788 for Mr. Guilbert and $8,250 for Mr. McKinnon; (ii) employer-paid life insurance premiums; (iii) housing for Mr. Marra of $54,000; (iv) payment of travel costs for Mr. Marra of $11,609; (v) financial and tax planning assistance of $16,970 for each of Mr. Marra, Mr. Guilbert and Mr. Goldstein, and $9,138 for Mr. McKinnon; and (vi) severance compensation of $643,552 for Mr. McKinnon.

For 2013, represents (i) employer contributions to the Symetra Financial Retirement Savings Plan of $14,115 for Mr. Marra, $15,300 for each of Ms. Meister and Mr. Fry, and $9,733 for Mr. Guilbert; (ii) employer-paid life insurance premiums; (iii) housing for Mr. Marra of $54,000; (iv) payment of travel costs for Mr. Marra of $15,702; (v) financial and tax planning assistance of $16,480 for each of Mr. Marra, Mr. Guilbert and Mr. McKinnon.
For 2012, represents (i) employer contributions to the Symetra Financial Retirement Savings Plan of $13,615 for Mr. Marra, $15,000 for each of Ms. Meister and Mr. Fry, and $9,985 for Mr. Guilbert; (ii) employer-paid life insurance premiums; (iii) housing for Mr. Marra of $54,000; (iv) payment of travel costs for Mr. Marra of $32,653; (v) financial and tax planning assistance of $16,000 for each of Mr. Marra and Mr. Guilbert.

Grants of Plan-Based Awards Table
The following table summarizes the estimated payouts under grants made by us to the NEOs in 2014 under our incentive plans:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards(3)
Name Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Stock	Grant Date Fair Value of Stock Awards ($)

Thomas M. Marra
AIB Plan	3/5/2014	17,500	525,000	1,050,000	—	—	—	—	—
Performance Units	3/5/2014	—	—	—	61,132	1,987,258	4,309,184	—	—
Restricted Stock	3/5/2014	—	—	—	—	—	—	74,000	1,499,980

Margaret A. Meister
AIB Plan	3/5/2014	14,615	438,462	876,924	—	—	—	—	—
Performance Units	3/5/2014	—	—	—	30,566	993,629	2,154,592	—	—
Restricted Stock	3/5/2014	—	—	—	—	—	—	24,666	499,980

Michael W. Fry
AIB Plan	3/5/2014	7,700	231,000	462,000	—	—	—	—	—
Performance Units	3/5/2014	—	—	—	14,672	476,942	1,034,204	—	—
Restricted Stock	3/5/2014	—	—	—	—	—	—	11,840	239,997

Daniel R. Guilbert
AIB Plan	3/5/2014	8,315	249,461	498,923	—	—	—	—	—
Performance Units	3/5/2014	—	—	—	14,672	476,942	1,034,204	—	—
Restricted Stock	3/5/2014	—	—	—	—	—	—	11,840	239,997

David S. Goldstein
AIB Plan	3/5/2014	5,417	162,500	325,000	—	—	—	—	—
Performance Units	3/5/2014	—	—	—	5,706	185,477	402,190	—	—
Restricted Stock	3/5/2014	—	—	—	—	—	—	2,960	59,999

George N. McKinnon(a)
AIB Plan	3/5/2014	3,667	110,000	220,000	—	—	—	—	—
Performance Units	3/5/2014	—	—	—	5,706	185,477	402,190	—	—
Restricted Stock	3/5/2014	—	—	—	—	—	—	2,960	59,999
(a) All grants received in 2014 by Mr. McKinnon were forfeited on June 30, 2014.
(1) Represents amounts for the Annual Incentive Bonus for all NEOs based on a minimum MOROE of 6.5%, target of 9.5% and maximum of 12.5%. A MOROE of 6.6% is the return necessary to earn a threshold payment greater than $0. Actual amounts earned by the NEOs are reflected in the “Summary Compensation Table.”
(2) Represents the amounts for the 2014-2016 performance units based on a minimum MOROE of 6.83%, target of 9.83% and maximum of 12.83%. A MOROE of 6.93% is the return necessary to earn a threshold payment greater than $0. All performance units were issued under the Company’s Equity Plan; however, in accordance with the award agreements they are required to be settled in cash.
(3) All NEOs received grants of restricted stock under the Equity Plan, subject to vesting schedules described in footnote (3) to the “Summary Compensation Table.” Dividends are paid on restricted stock.

Outstanding Equity Awards Table
The following table summarizes outstanding equity awards to the NEOs as of December 31, 2014:

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)

Thomas M. Marra	—	1,250,000	26.70	6/30/2018	185,524	4,276,328	—	—
Margaret A. Meister	—	500,000	26.70	6/30/2018	61,840	1,425,412	—	—
Michael W. Fry	—	300,000	26.70	6/30/2018	29,683	684,193	—	—
Daniel R. Guilbert	—	300,000	26.70	6/30/2018	29,683	684,193	—	—
David S. Goldstein	—	—	—	—	7,420	171,031	—	—
George N. McKinnon(a)	—	—	—	—	—	—	—	—
(a) Prior to his termination, total equity awards held by Mr. McKinnon were 13,474. Upon his June 30, 2014 termination, 5,528 shares vested and 7,946 shares were forfeited.

(1)
Represents stock options granted during 2010 with a full vesting date of June 30, 2017. In November 2014, in recognition of the special cash dividend of $1.30 per share, the Compensation Committee made a non-discretionary equitable adjustment to the exercise price on outstanding options, reducing the exercise price from $28.00 to $26.70. No stock options were granted during 2014, 2013 or 2012.

(2)
Represents (i) shares of restricted stock granted in 2014 that are scheduled to vest on December 31, 2016; and (ii) shares of restricted stock granted in 2013 that are scheduled to vest on December 31, 2015, subject to continued employment through such dates. Partial or full vesting may also occur under certain termination conditions as discussed in “Potential Payments Upon Termination or Change in Control.”

(3)	Measured as the number of shares that have not vested multiplied by the closing market price of $23.05 per share on December 31, 2014.
Option Exercises and Stock Vested Table
The following table summarizes options exercised and stock vested by NEOs as of December 31, 2014:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Thomas M. Marra	—		—	151,362	3,488,894
Margaret A. Meister	—		—	50,454	1,162,965
Michael W. Fry	—		—	22,199	511,687
Daniel R. Guilbert	—		—	24,217	558,202
David S. Goldstein	—		—	6,054	139,545
George N. McKinnon	—	—	—	5,528	125,707

(1)
Except for Mr. McKinnon, represents the number of shares of restricted stock that vested on December 31, 2014. For Mr. McKinnon, represents the number of shares of restricted stock that vested on June 30, 2014.

(2)
Except for Mr. McKinnon, represents the value realized at the closing market price of $23.05 per share on December 31, 2014. For Mr. McKinnon, represents the value realized at the closing market price of $22.74 per share on June 30, 2014.

Employee Benefit Plans
The following is a summary of our primary employee benefit plans that were in place in 2014. Descriptions do not reflect severance arrangements payable under the Executive Severance Pay Plan or the Senior Executive Change in Control Plan described in “Potential Payments Upon Termination or Change in Control.”
Annual Incentive Bonus Plan
Annual incentive cash awards are paid to eligible employees, including our NEOs, other than employees participating in sales incentive plans, pursuant to the AIB Plan. A description of the material terms of the AIB Plan can be found under “Compensation Discussion and Analysis - Elements of Compensation.”
Sales Incentive Plans
Rather than receiving annual incentive cash awards pursuant to the AIB Plan, employees who have a direct impact on sales receive short-term incentive compensation through various sales incentive plans.
Equity Plan
Background. We primarily provide long-term incentive compensation through the Equity Plan. The purpose of the Equity Plan is to advance the Company’s and our stockholders’ interests by providing long-term incentives to our employees, directors and consultants. We do not have any program, plan or practice to time grants or awards to executives in coordination with the release of material non-public information. The Company’s insider trading policy prohibits directors, officers and employees from trading stock on the basis of non-public information.
Administration. Our Compensation Committee administers the Equity Plan and determines which individuals are eligible to receive awards, the  type of awards and number of shares or units to be granted, the exercise or purchase price for each award, the vesting schedule for each award and the maximum term of each award (subject to the limits set forth in the Equity Plan). For awards issued with vesting based on performance conditions, the Compensation Committee selects performance goals from a range of criteria set forth in the Equity Plan. The Compensation Committee has the power to adopt any rules deemed necessary or desirable for the administration of the Equity Plan, as well as the exclusive discretionary authority to construe, interpret and make all other determinations necessary or advisable for the administration of the Equity Plan. Any determination by the Compensation Committee will be final.
Share Reserve. We have reserved 7,830,000 shares of our common stock for issuance under the Equity Plan, of which 4,075,636 remain available for issuance as of February 20, 2015. This reserve, and all limits referenced below, are subject to adjustment in the event of stock splits or similar capitalization events.
Eligibility. The individuals eligible to participate in the Equity Plan include any employee, director or consultant.
Limit on Awards. During any calendar year, the maximum aggregate number of shares subject to awards granted to any individual shall be 1,500,000.
Types of Awards. As of December 31, 2014, we have only granted restricted stock, stock options and performance units; however, the Equity Plan permits us to grant any of the following types of awards:

•
Restricted Stock. A restricted stock award is a grant of shares or an offer by us to sell shares of our common stock subject to a risk of forfeiture and/or a right of repurchase by us upon the termination of employment of the participant on such terms (including price and timing) as may be determined by the Compensation Committee. This risk of forfeiture and/or right of repurchase may lapse according to vesting conditions, which may include performance conditions, a time-based schedule or a combination thereof, to be determined in each case by the Compensation Committee. In the event of death or disability of a holder of restricted stock subject to vesting other than monthly vesting, the risk of forfeiture and/or our right to repurchase such shares shall lapse with respect to a pro-rata portion of the shares of restricted stock equal to the percentage of the vesting period that has elapsed. The Compensation Committee also has the discretion to waive all or a portion of the risk of forfeiture and/or our right to repurchase shares of restricted stock in the event of a participant’s voluntary resignation or retirement, unless the participant is a Covered Employee and the restricted stock is subject to a performance-based restriction. In the event of a change in control followed by termination without cause or constructive termination of the participant within 12 months, the restrictions on such participant’s restricted stock will lapse.

•
Stock Options. The Equity Plan provides for the grant of incentive stock options (“ISOs”) to employees and non-qualified stock options (“NSOs”) to employees, directors and consultants. The Compensation Committee determines the terms of options, provided that ISOs are subject to statutory limitations. The Compensation Committee determines the exercise price for a stock option, within the terms and conditions of the Equity Plan and applicable law, provided that the exercise price of an ISO may not be less than 100% (or 110% in the case of a recipient who is a more than 10% stockholder) of the fair market value of our common stock on the date of grant or, in the case of a material modification, on the date of such modification.
Options granted under the Equity Plan will vest at the rate specified by the Compensation Committee, with the vesting schedule for each stock option to be set forth in the stock option agreement for such option grant. Generally, the Compensation Committee determines the term of stock options granted under the Equity Plan, up to a maximum term of 10 years.
After termination of an optionee’s employment, the optionee may exercise the vested portion of each option for the period of time stated in the option agreement to which such option relates. The Compensation Committee also has the discretion to permit exercise of the unvested portion of an option in the event of voluntary resignation or retirement. Generally, if termination is due to disability, the vested portion of each option will remain exercisable for three years following the date of disability, and in the event of death of an optionee, the vested portion of each option will remain exercisable by such optionee’s beneficiary for one year. In all other cases, the vested portion of each option will generally remain exercisable for three months following termination of employment. However, an option may not be exercised later than its expiration date.
Notwithstanding the above, in the event of a change in control of the Company, followed by termination without cause or constructive termination of an optionee within 12 months of the change in control, such optionee’s stock options will become 100% vested and exercisable for up to 30 days following such termination.

•
Stock Appreciation Rights. Stock appreciation rights provide for a payment or payments, in cash or shares of common stock, to the participant based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price. The exercise price of a stock appreciation right may not be less than 100% of the fair market value of our common stock on the date of grant of the stock appreciation right. Stock appreciation rights are otherwise generally subject to the same terms and limitations as described above for stock options, including vesting acceleration upon termination following a change in control.

•
Restricted Stock Units. Restricted stock units represent an unfunded and unsecured promise to deliver shares of our common stock or cash in accordance with the terms of the applicable award agreement. A restricted stock unit will be granted with respect to one share or will have a value equal to the fair market value of one share at the time of vesting. The Compensation Committee may, at its discretion, impose vesting conditions, which may include performance conditions, a time-based vesting schedule or a combination thereof, on the exercise of such units. A participant’s restricted stock units generally terminate in the event the participant’s employment terminates prior to payment with respect to the units. However, in the event of death or disability of a holder of restricted stock units that are subject to vesting other than monthly vesting, the holder will receive payment for a pro-rata percentage of the unvested units equal to the percentage of the vesting period that has elapsed. The Compensation Committee also has the discretion to make payment with respect to all or a portion of the unvested restricted stock units held by a participant in the event of such participant’s voluntary resignation or retirement, unless the participant is a Covered Employee and the restricted stock units are subject to a performance-based restriction. In the event of a change in control followed by termination without cause or constructive termination of the participant within 12 months, such participant’s restricted stock units that were outstanding on the date of termination will be canceled and such participant will receive a cash payment equal to the product of the number of restricted stock units and the fair market value of a share of our common stock on the date of termination.

•
Performance Shares/Units. A performance share award entitles a participant to receive all or part of the value of a specified number of hypothetical shares if specified performance objectives, as determined by the Compensation Committee, are satisfied during a specified award period. The payout under a performance share award is the product of (i) the target number of performance shares subject to award; (ii) the performance percentage; and (iii) the fair market value of a share on the date the award is paid or becomes payable to the participant.

Performance units are similar to performance shares, except that the value is based on a fixed dollar value or formula specified by the Compensation Committee, rather than the fair market value of a share on the date the award is paid or payable (as with performance shares). The maximum value of performance units that may be earned by a participant for any single award period of one year or longer may not exceed $25 million.
At the end of the award period for performance shares or performance units, the Compensation Committee assigns a performance percentage that is between 0% and 200%, depending on the extent to which the applicable performance objectives were met during the award period. Performance shares and units may be settled in cash, shares of our common stock, other securities, other awards, other property or any combination thereof, as determined by the Compensation Committee and specified in the award agreement.
Except as otherwise determined by the Compensation Committee or in an award agreement, a participant’s performance shares or units are canceled if the participant’s employment is terminated prior to the end of the award period. Unless otherwise set forth in the award agreement, if a participant dies or becomes disabled during the performance period, such award is paid to such participant (or such participant’s beneficiary) on a pro-rata basis. In the event of an executive’s retirement, unless otherwise set forth in the applicable award agreement, the Compensation Committee may in its sole discretion make a payment of some or all of such canceled performance units, and for a Covered Employee may make a payment only if the Compensation Committee certifies that the Covered Employee has satisfied the performance percentage required for such payment in the award period. In the event of a change in control followed by termination without cause or constructive termination of the participant within 12 months, unless otherwise set forth in the award agreement, the participant’s performance share/unit award shall be paid out on a pro-rata basis according to the percentage of months during the award period that have elapsed, with a performance percentage of 100%, provided that, for a Covered Employee, such payment shall be made only if the Compensation Committee certifies that the Covered Employee has satisfied the performance percentage required for such payment in the award period.

•	Other Stock-Based Awards. The Compensation Committee also has the discretion to issue other equity-based awards under the Equity Plan, including fully vested shares of common stock.
Awards not Transferable. Unvested awards under the Equity Plan are generally non-transferable, except to a participant’s beneficiary in the event of the participant’s death.
Adjustments. The Equity Plan requires the Compensation Committee to make antidilution adjustments to outstanding awards in the event of an equity restructuring, which includes but is not limited to extraordinary dividends (also referred to as special dividends), stock splits, mergers or a change in control of the Company. In such events, the adjustment must be made in a manner that reflects equitably the effects of such event or transaction. In accordance with this provision, on November 11, 2014, the Compensation Committee made a non-discretionary equitable adjustment to the exercise price of our outstanding stock options, reducing it from $28.00 per share to $26.70 per share to account for a special cash dividend of $1.30 per share paid to stockholders of record as of November 7, 2014.
Amendment and Termination. The Equity Plan may be amended or terminated at any time upon approval of our Board, except that stockholder approval may also be required for certain material amendments to the Equity Plan. No amendment or termination will adversely affect outstanding awards. The Equity Plan, effective October 19, 2007 and last amended and restated March 5, 2014, will terminate on the earlier of termination by our Board or June 30, 2019.
Employee Stock Purchase Plan
Background. Our employee stock purchase plan is designed to enable eligible employees to periodically purchase shares of our common stock at a discount during discrete offering periods. The employee stock purchase plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended.
Administration. Our Compensation Committee administers our employee stock purchase plan.
Share Reserve. We have initially reserved 870,000 shares of our common stock for issuance under our employee stock purchase plan, of which 291,416 remain available for issuance as of February 20, 2015.
Eligibility. Our employees generally are eligible to participate in our employee stock purchase plan if they are employed on a salaried basis by us, or a subsidiary of ours that we designate, for 20 or more hours per week and more than five months in a calendar year. Employees who are 5% stockholders, or would become 5% stockholders as a result of their participation are ineligible to participate. We may impose additional restrictions on eligibility as well.
Eligible employees may acquire shares of our common stock by accumulating funds through payroll deductions of up to 15% of their cash compensation (or such lower limit as determined by the Compensation Committee). The Compensation Committee has the right to amend or terminate our employee stock purchase plan, except that, subject to certain exceptions, no such action may adversely affect any outstanding rights to purchase stock under the plan. The employee stock purchase plan will remain in effect until terminated by our Compensation Committee.
Purchase Rights. When an offering period commences, eligible employees who elect to participate are granted a nontransferable option to purchase shares in that period. An employee’s participation automatically ends upon termination of employment for any reason. An employee may withdraw from the plan at any time at least five business days prior to a purchase date, and in such event shall receive a refund of all of such employee’s payroll deductions deposited to date into the plan.
Each offering period will be for approximately six months (commencing on the first trading day on or immediately after February 15 and August 15 of each year and terminating on the trading day on or immediately preceding the next August 14 or February 14, respectively). The duration and timing of offering periods may be changed by the Compensation Committee without stockholder approval if such change is announced prior to the scheduled beginning of the offering period to be affected thereafter.

Limits on Purchases. No participant will have the right, on a calendar-year basis, to purchase our shares at a rate that has a fair market value of more than $25,000. The fair market value is determined as of the first trading day of the applicable offering period. The purchase price for shares of our common stock purchased under our employee stock purchase plan will be 85% of the closing trading price per share of our common stock as reported by the NYSE on the last date of each purchase period.
Change in Control. In the event of a change in control of the Company, the acquiring entity shall assume the outstanding purchase rights. In the event the acquiring entity refuses to do so, the purchase and offering periods then in progress shall terminate prior to the date of closing of the change in control transaction.
401(k) Plan
We offer a qualified Section 401(k) plan to all employees who meet specified eligibility requirements. Eligible employees may contribute up to 100% of their eligible compensation, subject to limitations established under Section 401(k). We provide a safe harbor employer match and match participant contributions dollar-for-dollar, up to 6% of their compensation. Participants are immediately vested in all contributions.

Potential Payments Upon Termination or Change in Control
The Executive Severance Pay Plan and the Senior Executive Change in Control Plan provide for the potential payments to be made to executives in the case of termination without cause, constructive termination or change in control of the Company. The rights of our executives with respect to post-employment compensation upon specific events, including death, disability, severance or retirement or a change in control of the Company, are covered by these two plans.
Executive Severance Pay Plan. The Executive Severance Pay Plan provides severance and benefits to eligible employees whose employment is terminated without cause by the Company or who have experienced a constructive termination. To qualify, the eligible employee must execute a non-compete agreement and a release of claims in a form satisfactory to the Company. “Eligible employees” are executives of the Company or an affiliate holding a position of vice president or higher of the Company’s subsidiary, Symetra Life Insurance Company.
The severance pay is determined as follows:

•	CEO - two times base pay at the time of termination;

•	Executive officers (other than CEO) - one and one- half times base pay at the time of termination; and

•	All other eligible employees - one times base pay at the time of termination.
Eligible employees are not entitled to a severance payment based on the AIB Plan unless they terminate between December 31 and the date of bonus payment. In that case, they will receive a payment based on the AIB Plan.
In addition to the severance pay described above, eligible employees also receive the following severance benefits:

•
In lieu of any other Company-paid health or welfare benefit, if so elected, after termination, a lump sum payment equal to six months times the employer’s share of the participant’s current premium under the Company’s medical plan;

•	A payment equal to the pro-rated value of their current performance unit awards that are at least 12 months into an award cycle (as provided in the executive’s Performance Unit Award Agreement);

•	Pro-rated vesting of restricted stock awards based on full years from the date of grant to the date of termination (as provided in the executive’s Restricted Stock Agreement); and

•
Pro-rated vesting of stock options based on full years from the date of grant to the date of termination, divided by the number of years until the options would have vested under their original grant which may be exercised within 90 days following termination of employment.

Notwithstanding the above, an eligible employee who qualifies for severance in connection with a change in control under the Senior Executive Change in Control Plan (as further explained below) will not be eligible for severance under the Executive Severance Pay Plan.
Senior Executive Change in Control Plan. The Senior Executive Change in Control Plan provides severance and benefits to eligible employees whose employment is terminated without cause by the Company or who have experienced a constructive termination within 90 days before or 24 months after a change in control. To qualify, the eligible employee must execute a non-compete agreement and release of claims in a form satisfactory to the Company. “Eligible employees” are executive officers of the Company or key employees named as eligible by the Compensation Committee.
The severance pay is determined as follows:

•	CEO - two and one-half times the sum of annual base pay at the time of termination plus average Annual Incentive Bonus paid in the prior three years; and

•
Executive officers (other than CEO) and other key employees (as determined by the Compensation Committee) - two times the sum of annual base pay plus the executive’s average Annual Incentive Bonus paid in the prior three years.

In addition to the severance pay described above, eligible employees also receive the following severance benefits:

•
In lieu of any other Company-paid health or welfare benefit, if so elected, after termination, a lump sum payment equal to 18 months times the employer’s share of the participant’s current premium under the Company’s medical plan;

•	A payment equal to the pro-rated value of their current performance unit awards (as provided in the executive’s Performance Unit Award Agreement);

•	Restricted stock treated as if the vesting date occurred immediately prior to the termination; and

•	Stock options treated as if the vesting date occurred immediately prior to the termination (as provided in the executive’s Stock Option Award Agreement).
Additional Conditions Related to Potential Payments Upon Termination or Change in Control
Annual Incentive Bonus Plan. If an executive terminates employment due to death, disability or voluntary termination on or after age 65, then the AIB will be based on eligible earnings paid through the executive’s last day of work within the plan year and modified by the funding level of the aggregate bonus pool. Beginning in 2015, payment to a Covered Employee shall be made after such event only if the Compensation Committee certifies the Covered Employee’s company performance modifier and individual performance modifier for the plan year.
Restricted Stock. The Restricted Stock Agreements provide that in the event of an executive’s voluntary termination or termination with cause, all of the unvested shares will be forfeited. If the executive’s employment is terminated due to death or disability, then the executive (or beneficiary) will receive one-third vesting of the restricted stock awards for each year completed in the award period. For executives ineligible for the Senior Executive Change in Control Plan, the restrictions on all restricted stock will lapse in the event of a change in control followed by termination without cause or constructive termination within 12 months after a change in control.
Performance Units. The Performance Unit Award Agreements provide that an executive will immediately forfeit all outstanding awards upon voluntary termination of employment. The Compensation Committee, at its discretion, may provide that if an executive dies, retires, is disabled or is granted a leave of absence, or if the executive is otherwise terminated in a manner reasonably judged to be not seriously detrimental to our Company, then all or a portion of the executive’s award, as determined by the Compensation Committee, may be paid to the executive (or beneficiary). In the event of a change in control followed by termination without cause or constructive termination within 24 months after a change in control, executives will receive the pro-rated value of performance units outstanding as of the date of termination.

Potential Payments Upon Termination or Change in Control Table
Except for Mr. McKinnon, the following table shows the potential payments that would be made by us to each of the NEOs, assuming that employment with the Company was terminated on December 31, 2014. For Mr. McKinnon, amounts shown are actual amounts paid to him and restricted stock awards that vested on June 30, 2014.

Name Type of Event	Cash Severance ($) (1)	2014 Annual Incentive Bonus Plan ($) (2)	Restricted Stock Awards ($) (3)	Stock Option Awards ($) (4)	Total ($)

Thomas M. Marra
Termination Without Cause	2,960,128	647,500	2,282,319	—	5,889,947
Termination Due to a Change in Control	3,805,961	—	4,276,328	—	8,082,289
Death, Disability, or Voluntary Termination at or After Age 65	—	647,500	2,282,319	—	2,929,819

Margaret A. Meister
Termination Without Cause	1,617,524	540,770	760,758	—	2,919,052
Termination Due to a Change in Control	2,283,757	—	1,425,412	—	3,709,169
Death, Disability, or Voluntary Termination at or After Age 65	—	540,770	760,758	—	1,301,528

Michael W. Fry
Termination Without Cause	1,040,525	284,900	365,158	—	1,690,583
Termination Due to a Change in Control	1,438,726	—	684,193	—	2,122,919
Death, Disability, or Voluntary Termination at or After Age 65	—	284,900	365,158	—	650,058

Daniel R. Guilbert
Termination Without Cause	1,088,507	307,669	365,158	—	1,761,334
Termination Due to a Change in Control	1,562,820	—	684,193	—	2,247,013
Death, Disability, or Voluntary Termination at or After Age 65	—	307,669	365,158	—	672,827

David S. Goldstein
Termination Without Cause	670,373	200,417	91,278	—	962,068
Termination Due to a Change in Control	994,811	—	171,031	—	1,165,842
Death, Disability, or Voluntary Termination at or After Age 65	—	200,417	91,278	—	291,695

George N. McKinnon
Termination Without Cause	643,552	—	125,707	—	769,259
Termination Due to a Change in Control	—	—	—	—	—
Death, Disability, or Voluntary Termination at or After Age 65	—	—	—	—	—

(1)
Termination without cause (or constructive termination): For Mr. Marra, this amount represents a lump sum payment equal to (i) two times base salary ($1,050,000) plus (ii) the pro-rated value of outstanding performance units that are at least 12 months into an award cycle ($1,910,128). For Ms. Meister, Mr. Fry, Mr. Guilbert and Mr. Goldstein, respectively, this amount represents a lump sum payment equal to (i) one and one-half times base salary ($657,693, $577,500, $623,654 and $487,500); (ii) the pro-rated value of outstanding performance units that are at least 12 months into an award cycle ($955,064, $458,431, $458,431 and $178,279); and (iii) six-month medical premium payment ($4,767, $4,594, $6,422 and $4,594).

For Mr. McKinnon, represents amount paid pursuant to the Executive Severance Pay Plan. Mr. McKinnon terminated on June 30, 2014.
Termination without cause (or constructive termination) due to a change in control: For Mr. Marra, this amount represents a lump sum payment equal to (i) two and one-half times base salary ($1,312,500); (ii) the pro-rated value of outstanding performance units ($1,910,128); and (iii) the three-year average AIB ($583,333). For Ms. Meister, Mr. Fry and Mr. Guilbert, respectively, this amount represents a lump sum payment equal to (i) two times base salary ($876,924, $770,000 and $831,538); (ii) the pro-rated value of outstanding performance units ($955,064, $458,431 and $458,431); (iii) the three-year average AIB ($437,467, $196,513 and $253,586); and (iv) an 18-month medical premium payment ($14,302, $13,782 and $19,265).

For Mr. Goldstein, this amount represents a lump sum payment equal to (i) two times base salary ($650,000); (ii) the pro-rated value of outstanding performance units ($178,279); (iii) the two-year average AIB ($152,750); and (iv) an 18-month medical premium payment ($13,782).

(2)	Represents an assumption of 100% of each NEO’s individual target modified by the funding level of the aggregate bonus pool, which was 123% for 2014.

(3)	Amounts are payable based on a per-share value as of December 31, 2014 of $23.05.
Termination without cause (or constructive termination): For all NEOs except Mr. McKinnon, represents two-thirds vesting of restricted stock granted in 2013 and one-third vesting of restricted stock granted in 2014.
Upon termination on June 30, 2014, Mr. McKinnon received one-third of restricted stock granted in 2013 and two-thirds of restricted stock granted in 2012. Restricted stock granted in 2014 was forfeited.
Termination without cause (or constructive termination) due to a change in control: Represents immediate vesting of all shares of restricted stock.
Death or disability: Represents two-thirds vesting of restricted stock granted in 2013 and one-third vesting of restricted stock granted in 2014. Restricted stock is forfeited upon voluntary termination, including at or after age 65.

(4)	Mr. Marra, Ms. Meister, Mr. Fry and Mr. Guilbert each received stock options in 2010. The exercise price is $26.70. As of December 31, 2014, the value of these options to the recipients was $0.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has appointed Ernst & Young LLP (“EY”) to serve as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2015. EY also served as our independent registered public accounting firm for our 2014 fiscal year. Our bylaws do not require that the stockholders ratify the appointment of EY as our independent registered public accounting firm. The Board is requesting that stockholders ratify this appointment as a means of soliciting stockholders’ opinions and as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will consider any information submitted by the stockholders in determining whether to retain EY as the Company’s independent registered public accounting firm for the 2015 fiscal year. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders. Representatives of EY are expected to be present at the Annual Meeting. The EY representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Independent Auditor
The Audit Committee pre-approves the scope and fees for all services performed by EY under the Independent Auditor Services Pre-Approval Policy adopted by the Audit Committee. Annually, the Audit Committee receives and pre-approves a written report from EY describing the procedures expected to be performed in the course of its audit of the Company’s financial statements. All other audit, audit-related, tax and other permitted services rendered by EY also require pre-approval by the Audit Committee. The full text of our Independent Auditor Services Pre-Approval Policy can be found at www.symetra.com by clicking on “Investor Relations” and then “Governance.”
It is the intent of the Audit Committee to assure that EY’s performance of audit, audit-related, tax and other permitted services are consistent with all applicable rules on auditor independence. As such, services expressly prohibited by the Audit Committee include bookkeeping or other services related to the accounting records or financial statements of the Company or its subsidiaries; financial information systems design and implementation; appraisal or valuation services; fairness opinions; contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment advisor or investment banking services; legal services; and expert services unrelated to the audit.
All services performed by EY in 2014 and 2013 were pre-approved and are described below. EY does not provide any services to the Company prohibited under applicable laws and regulations. From time to time, EY may perform permissible services for the Company, provided they have been pre-approved in accordance with the Independent Auditor Services Pre-Approval Policy. To

the extent services are provided by EY, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of EY. The independence of EY also is considered annually by the Audit Committee.
The following table sets forth the approximate aggregate fees billed by EY for professional services provided in 2014 and 2013:

Service	2014	2013
	(in thousands)
Audit Fees(1)	$3,498	$2,760
Audit-Related Fees	-	-
Tax Fees(2)	45	276
All Other Fees(3)	2	2
Total Fees	$3,545	$3,038

(1)
The fees in this category were for professional services rendered in connection with (i) the audits of the Company’s annual financial statements and the Company’s internal control over financial reporting; (ii) the reviews of the Company’s quarterly financial statements; (iii) audits of the Company’s subsidiaries that are required by statute or regulation; and (iv) services that generally only the Company’s independent registered public accounting firm reasonably can provide, such as consents issued in connection with registration statements filed with the SEC. For 2014, the fees include services related to the comfort letter for the Company’s debt offering of senior notes.

(2)
For 2014 and 2013, the fees in this category were for professional services rendered in connection with (i) tax planning and advice and (ii) tax compliance services. For 2013, the fees also include tax due diligence services related to proposed acquisitions.

(3)	The fees in this category were for access to EY’s proprietary technical research software.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is composed of four directors who are not officers or employees of the Company. All members of the Audit Committee are independent directors according to the rules of the NYSE and the SEC. At least one member is an “audit committee financial expert” as such term is defined in Item 407 of Regulation S-K and each member meets the financial literacy requirements of the NYSE. The Board established a written charter for the Audit Committee. The Audit Committee held eight meetings during 2014. The meetings were designed to facilitate and encourage communication between the Audit Committee, management, our internal auditors and our independent registered public accounting firm.
During these meetings, the Audit Committee reviewed and discussed the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm. Based on its review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC for the year ended December 31, 2014.
The discussions with the independent registered public accounting firm also included the matters required by the Public Company Accounting Oversight Board (“PCAOB”) in Auditing Standard No. 16 regarding “Communications with Audit Committees.” The Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by PCAOB Rule 3526 regarding “Communication with Audit Committees Concerning Independence.” This information was discussed with the independent registered public accounting firm. The Audit Committee determined that the non-audit services provided to us by the independent registered public accounting firm are compatible with maintaining auditor independence.

The Audit Committee
Sander M. Levy, Chairman
Peter S. Burgess
Robert R. Lusardi
Lowndes A. Smith

BENEFICIAL OWNERSHIP
Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

Security Ownership of Certain Beneficial Owners
The following table shows the beneficial owners of more than five percent (5%) of the Company’s common stock, as known by us as of February 20, 2015.

Name and Address of Beneficial Owner	Beneficially Owned Shares	Percent of Class(1)

Berkshire Hathaway Inc. 3555 Farnam Street Omaha, NE 68131	20,048,879(2)	17.3%

White Mountains Insurance Group, Ltd. 80 South Main Street Hanover, NH 03755	20,048,879(3)	17.3%

Prudential Financial, Inc. 751 Broad Street Newark, NJ 07102	7,088,501(4)	6.1%

(1)	Percentage of beneficial ownership is based on 115,833,208 shares of common stock outstanding as of February 20, 2015.

(2)
Represents shares of common stock held by General Reinsurance Corporation (“Gen Re”), a subsidiary of General Re Corporation (“General Re”). General Re is a subsidiary of Berkshire Hathaway Inc. (“Berkshire”). As General Re and Berkshire are each in the chain of ownership of Gen Re, each of Berkshire and General Re may be deemed to both beneficially own and have a pecuniary interest in all shares of common stock of the Company owned by Gen Re. Warren E. Buffett, as the controlling stockholder of Berkshire, may be deemed to beneficially own, but only to the extent he has a pecuniary interest in, all shares of common stock of the Company owned by Gen Re. Mr. Buffett disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(3)
Represents shares of common stock held by subsidiaries of White Mountains Insurance Group, Ltd. (“White Mountains”). As reported in Schedule 13G/A filed by White Mountains on February 12, 2015, Lone Tree Holdings Ltd. is the indirect beneficial owner of 20,048,879 shares of common stock held directly by certain wholly-owned subsidiaries, including 11,251,530 shares of common stock held by two wholly-owned subsidiaries of Sirius International Insurance Corporation, (7,225,765 of which are held directly by S.I. Holdings (Luxembourg) S.a.r.l. and 4,025,765 of which are held directly by a subsidiary that is not a reporting person) and 6,148,470 shares of common stock held directly by White Mountains International S.a.r.l. White Mountains may be deemed to both beneficially own and have a pecuniary interest in these shares.

(4)
Represents 7,088,501 shares of common stock held by subsidiaries of Prudential Financial, Inc. (“Prudential”). As reported in Schedule 13G/A filed by Prudential on January 27, 2015, Jennison Associates LLC is the beneficial owner of 6,710,986 shares, Quantitative Management Associates LLC is the beneficial owner of 365,971 shares and Prudential Investment Management, Inc. is the beneficial owner of 11,544 shares. Prudential, through its parent/subsidiary relationship, may be deemed the beneficial owner of these shares and may have direct or indirect voting and/or investment discretion.

Beneficial Stock Ownership of Directors and Executive Officers
The following table shows the amount of the Company’s common stock that is beneficially owned as of February 20, 2015 by each director, each NEO and all directors and executive officers as a group.

Name of Beneficial Owner	Beneficially Owned Shares(1)	Percent of Class(2)
Lowndes A. Smith	10,000	*
Peter S. Burgess	7,000	*
David T. Foy(3)	20,148,879	17.4%
Lois W. Grady	7,000	*
Sander M. Levy	25,000	*
Robert R. Lusardi	9,601	*
Thomas M. Marra(4)	447,442	*
Margaret A. Meister(5)	133,849	*
Michael W. Fry(6)	58,386	*
Daniel R. Guilbert(7)	64,297	*
David S. Goldstein(8)	11,818	*
George N. McKinnon	8,635	*
All directors and executive officers as a group (14 persons)**	20,962,472	18.1%

*	Represents ownership of less than 1%.

**	Excludes a NEO who was not an executive officer as of February 20, 2015.

(1)	Represents shares of common stock unless otherwise noted.

(2)	Percentage of beneficial ownership is based on 115,833,208 shares of common stock outstanding as of February 20, 2015.

(3)
Represents 20,048,879 shares owned by subsidiaries of White Mountains Insurance Group, Ltd., of which Mr. Foy is an executive officer (Mr. Foy disclaims beneficial ownership of all such shares) and 100,000 shares owned by Mr. Foy.

(4)	Represents 185,524 shares of restricted stock and 260,827 shares of common stock.

(5)	Represents 61,840 shares of restricted stock and 72,009 shares of common stock.

(6)	Represents 29,683 shares of restricted stock and 28,703 shares of common stock.

(7)	Represents 29,683 shares of restricted stock and 34,614 shares of common stock.

(8)	Represents 7,420 shares of restricted stock and 4,398 shares of common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes of the common stock with the SEC. Specific due dates for these reports have been established by the SEC, and the Company is required to disclose in this Proxy Statement any late filings or failures to file.
The Company believes that, based solely on a review of the copies of such reports furnished to it and written representations that no other reports were required during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during fiscal 2014.

COMPENSATION OF NON-EMPLOYEE DIRECTORS
The Company pays for all director travel, hotel accommodations, meals and other necessary expenses. Non-employee directors do not currently participate in the Company’s compensation or benefit plans, other than for elections to receive their Annual Board Retainer in shares of Company stock under the Equity Plan. The following table describes the components of non-employee director compensation:

Compensation Component*	Fee ($)

Annual Board Retainer	75,000
Annual Retainer, Chairman of the Board	220,000
Annual Retainer, Chairman of the Audit Committee	40,000
Annual Retainer, Chairman of the Compensation Committee	25,000
Annual Retainer, Chairman of the Finance Committee	25,000
Annual Retainer, Chairman of the Nominating & Governance Committee	15,000
Annual Retainer, Audit Committee Member	10,000
Board Meeting Fee - per meeting	2,000
Committee Meeting Fee - per committee/per meeting	2,000

*
Non-employee directors of the Company who serve on the Board of First Symetra National Life Insurance Company of New York, one of our subsidiaries, receive an annual retainer of $500. They also receive $100 for each board meeting and $50 for each committee meeting in which they participate.

The following table summarizes non-employee director compensation earned in 2014:

Name	Fees Earned ($)	All Other Compensation ($)(1)	Total ($)

Peter S. Burgess	127,900	0	127,900
David T. Foy	132,000	2,140	134,140
Lois W. Grady	124,900	1,890	126,790
Sander M. Levy	177,900	2,712	180,612
Robert R. Lusardi(2)	125,000	0	125,000
Lowndes A. Smith	374,800	5,634	380,434

(1)	The amounts reported in this column are for reimbursement of the State of Washington Business and Occupation Tax.

(2)	Mr. Lusardi elected to receive $37,483 (half of his Annual Board Retainer) in Company stock issued under the Company’s Equity Plan.
Stock Ownership Guidelines
In 2011, upon the recommendation of the Compensation Committee, the Board approved and adopted stock ownership guidelines for directors. The guidelines set an expectation that each director acquire Company stock that is at least equal in value to one year’s annual board retainer, to be achieved by each director on the later of (i) within three years of the adoption of the stock ownership guidelines for then current directors, or (ii) within three years of first appointment to the Board. Directors will be considered compliant with the guidelines as long as their holdings do not fall below the number of shares held at the time the director first met the stock ownership guideline. To further the ability of our directors to reach or exceed the target level, the Compensation Committee recommended and the Board approved an Annual Retainer Equity Election whereby, beginning in 2013 and subject to certain requirements, directors can elect to have all or a portion of their annual board retainer paid in Company stock. All of our directors have met their target level for stock ownership.

GENERAL INFORMATION ABOUT THE MEETING

Voting Instructions and Information

Who Can Vote
Stockholders of record at the close of business on March 12, 2015, the record date, are entitled to vote at the Annual Meeting or any adjournment thereof. As of the record date, there were 116,113,788 shares of common stock outstanding and each of those shares is entitled to one vote on each matter to be considered at the Annual Meeting.

Voting Your Proxy
If your shares of common stock are held through a broker, bank or other nominee (held in street name), you will receive instructions from them that you must follow in order to have your shares voted. If you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting.
If your shares of common stock are held in your own name as a stockholder of record with our transfer agent, you may vote your shares in person at the Annual Meeting or by proxy. To vote by proxy over the Internet or by telephone, follow the instructions provided in the Notice. If you request printed copies of the proxy materials by mail, you also can vote by mail, Internet or telephone. You may vote by proxy even if you plan to attend the Annual Meeting.
All properly executed proxies delivered by stockholders to us and not revoked will be voted at the Annual Meeting in accordance with the instructions given. For any stockholder of record, if no specific instructions are provided for proxies given through the Internet or telephone voting procedures, or if a signed proxy card is returned without giving specific voting instructions, the shares represented by the proxy will be voted as recommended by the Board.

Revoking Your Proxy
If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a stockholder of record, you may revoke your proxy instructions before the Annual Meeting, whether delivered by Internet, telephone or through the mail, by using the Internet voting procedures, the telephone voting procedures or by mailing a signed instrument revoking the proxy to the Secretary at the address of the Company shown on the cover of this Proxy Statement. A stockholder of record also may attend the Annual Meeting in person and withdraw the proxy and vote in person.

Attending the Annual Meeting
Admission. To attend the Annual Meeting, you will need to register at the meeting and may be asked to present photo identification.
Voting in Person. To vote in person at the Annual Meeting, you must request a ballot when you register. If your shares are held in street name, you must present the legal proxy obtained from your broker, bank or other nominee.

How Votes Are Counted
A quorum is required to transact business at the Annual Meeting. The presence, in person or by proxy, of a majority of the voting power of our common stock issued and outstanding and entitled to vote is necessary to constitute a quorum.

Matters to Be Presented
We are not aware of any matters to be presented at the Annual Meeting, other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote your shares upon such matters according to their own judgment. If the Annual Meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement.

Voting
Your vote is very important. The voting requirement to approve each of the proposals (as more fully set forth in this Proxy Statement) is as follows:
Proposal 1: The affirmative vote of the holders of a majority of the votes cast is required to elect directors. Abstentions and broker non-votes will not have any effect on the election of directors.
Proposal 2: The approval of the compensation of the Company’s executive officers requires a majority of the votes cast. The vote on Proposal 2 is advisory and therefore not binding on the Company. Abstentions and broker non-votes will not have any effect on the approval of this proposal.
Proposal 3: The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of Ernst & Young LLP. Abstentions will not have any effect on the approval of this proposal.

If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote, but will have no effect on the vote with respect to that matter.
Under rules adopted by the NYSE, its member-brokers are allowed to vote shares held by them for their customers only on matters the NYSE determines are routine, unless the brokers have received voting instructions from their customers. The NYSE currently considers Proposal 3 to be a routine matter. Your broker, therefore, may vote your shares in its discretion on Proposal 3, if you do not instruct your broker how to vote on Proposal 3. Your broker is prohibited from voting your shares on Proposals 1 and 2 unless you have given voting instructions to your broker. The NYSE does not consider the proposal to approve such other business as may properly come before the Annual Meeting or any adjournment a routine matter, so your broker may not vote on any such proposal in its discretion, though your shares will be counted for purposes of determining whether a quorum is present. Your broker, therefore, will need to return a proxy card without voting on non-routine matters if you do not give voting instructions with respect to such matters. This is referred to as a “broker non-vote.”
We encourage you to provide voting instructions to the broker, bank or other nominee that holds your shares by carefully following the instructions provided in the Notice from such entity.

Board Recommendations
The Board recommends that you vote for each of the director nominees, for the advisory vote to approve executive compensation and for the ratification of the appointment of the independent registered public accounting firm.

Cost of Proxy Solicitation
The solicitation of and the related cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, some of our directors and officers or other employees may, without extra remuneration, solicit proxies personally or by telephone, electronically or facsimile. We also may request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to their customers who are beneficial owners and will reimburse such persons for their expenses.

Submission of Stockholder Proposals for 2016 Annual Meeting
Rule 14a-8 of the Securities Exchange Act of 1934 establishes the eligibility requirements and procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under the Rule, proposals submitted for inclusion in Symetra’s 2016 proxy materials must be received by the Secretary at the address of the Company shown on the cover of this Proxy Statement no later than Thursday, November 26, 2015. Proposals must comply with the requirements of Rule 14a-8.
A stockholder who wishes to present a matter for action at Symetra’s 2016 annual meeting, but chooses not to do so under Rule 14a-8, must deliver to the Secretary no earlier than Saturday, January 8, 2016 and no later than Sunday, February 7, 2016, written notice containing the information required by our bylaws. Copies of our bylaws were filed as Exhibit 3.2 to our Registration Statement on Form S-1 filed with the SEC on October 5, 2009 or may be obtained at no charge by written request to the Secretary at the address of the Company shown on the cover of this Proxy Statement.

Annual Report on Form 10-K
Our 2014 Annual Report on Form 10-K, as filed with the SEC, is posted on our website and can be found at www.symetra.com by clicking on “Investor Relations” and then “SEC Filings.” We will also furnish, upon written request and without charge, a printed copy of the 2014 Annual Report on Form 10-K to each person whose proxy is solicited and to each person representing that, as of the record date of the Annual Meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written requests should be directed to Investor Relations at the address of the Company shown on the cover of this Proxy Statement.

Incorporation by Reference
The Report of the Compensation Committee and the Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate such Reports by specific reference. In addition, these Reports shall not be deemed to be filed under either the Securities Act of 1933 or the Securities Exchange Act of 1934.
Documents and information on our website, www.symetra.com, do not form a part of, and are not incorporated by reference in this Proxy Statement, or any of our other filings with the SEC.

SYMETRA®
RETIREMENT | BENEFITS | LIFE

**IMPORTANT ANNUAL MEETING INFORMATION**

## Electronic Voting Instructions

**Available 24 hours a day, 7 days a week!**

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

**Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 6, 2015.**

### Vote by Internet

- Go to **www.envisionreports.com/SYA**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

### Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

## Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

### A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

| | For | Against | Abstain | | For | Against | Abstain |
|---|---|---|---|---|---|---|---|
| 01 - Sander M. Levy | ☐ | ☐ | ☐ | 02 - Lowndes A. Smith | ☐ | ☐ | ☐ |

+

| | For | Against | Abstain | | For | Against | Abstain |
|---|---|---|---|---|---|---|---|
| 2. Advisory vote to approve the Company's executive compensation. | ☐ | ☐ | ☐ | 3. Ratification of Ernst & Young LLP as the Company's independent registered public accounting firm. | ☐ | ☐ | ☐ |

### B Non-Voting Items

**Change of Address** — Please print new address below.

**Comments** — Please print your comments below.

### C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

**NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.**

| Date (mm/dd/yyyy) — Please print date below. | Signature 1 — Please keep signature within the box. | Signature 2 — Please keep signature within the box. |
|---|---|---|
| / / | | |

1 U P X +

020QTA

## Attention Internet Users:

You can now access your stockholder information on the following the secure internet site: www.computershare.com/investor

**Step 1: Register** *(1st time users only)*
Click on "Create Login" in the purple box and follow the instructions.

**Step 2: Log In** *(Returning users)*
Enter your User ID and Password and click the Login button.

**Step 3: View your account details and perform multiple transactions such as:**

- View account balances
- View transaction history
- View payment history
- View stock quotes
- Change your address
- View electronic stockholder communications
- Buy or sell shares
- Check replacements

If you are not an internet user and wish to contact Symetra Financial Corporation Shareholder Services, you may use one of the following methods:

**Call:** 1-877-251-3475 **Write:** c/o Computershare, P.O. Box 30170, College Station, TX 77842-3170

**Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.** The 2015 Proxy Statement, the 2014 Annual Report on Form 10-K and the 2014 Corporate Report are available at: **www.envisionreports.com/SYA**

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

SYMETRA®
RETIREMENT | BENEFITS | LIFE

## Proxy — SYMETRA FINANCIAL CORPORATION

## 2015 Annual Meeting of Stockholders - May 7, 2015

### THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints David S. Goldstein and Jacqueline M. Veneziani, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Symetra Financial Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 7, 2015 or at any adjournment thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

**This proxy will be voted as directed, or if no direction is indicated, will be voted in accordance with the Board of Directors' recommendations as listed on the other side of this card.**

**(Continued and to be marked, dated and signed, on the other side)**